Item 8.	Financial Statements and Supplementary Data.
Tupperware Brands Corporation
Consolidated Statements of Income

	Year Ended
(in millions, except per share amounts)	December 25, 2010	December 26, 2009	December 27, 2008
Net sales	$2,300.4	$2,127.5	$2,161.8
Cost of products sold	766.2	718.5	764.1
Gross margin	1,534.2	1,409.0	1,397.7
Delivery, sales and administrative expense	1,193.1	1,119.1	1,161.0
Re-engineering and impairment charges	7.6	8.0	9.0
Impairment of goodwill and intangible assets	4.3	28.1	9.0
Gains on disposal of assets including insurance recoveries, net	0.2	21.9	24.9
Operating income	329.4	275.7	243.6
Interest income	2.5	2.9	4.8
Interest expense	29.3	31.6	41.7
Other expense	2.9	9.9	4.8
Income before income taxes	299.7	237.1	201.9
Provision for income taxes	74.1	62.0	40.5
Net income	$225.6	$175.1	$161.4
Basic earnings per common share	$3.60	$2.80	$2.61
Diluted earnings per common share	$3.53	$2.75	$2.55
The accompanying notes are an integral part of these financial statements.

Tupperware Brands Corporation
Consolidated Balance Sheets

(in millions, except share amounts)	December 25, 2010	December 26, 2009
ASSETS
Cash and cash equivalents	$248.7	$112.4
Accounts receivable, less allowances of $32.4 million in 2010 and $32.8 million in 2009	181.9	181.0
Inventories	279.1	265.5
Deferred income tax benefits, net	78.5	71.5
Non-trade amounts receivable, net	39.4	41.0
Prepaid expenses and other current assets	21.6	25.4
Total current assets	849.2	696.8
Deferred income tax benefits, net	391.3	359.2
Property, plant and equipment, net	258.0	254.6
Long-term receivables, less allowances of $18.8 million in 2010 and $17.1 million in 2009	22.8	22.6
Trademarks and tradenames	170.2	163.6
Other intangible assets, net	10.2	13.6
Goodwill	284.1	275.5
Other assets, net	30.0	32.9
Total assets	$2,015.8	$1,818.8
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$153.1	$140.7
Short-term borrowings and current portion of long-term debt and capital lease obligations	1.9	1.9
Accrued liabilities	345.4	317.9
Total current liabilities	500.4	460.5
Long-term debt and capital lease obligations	426.8	426.2
Other liabilities	298.8	294.4
Shareholders’ equity:
Preferred stock, $0.01 par value, 200,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized; 63,607,090 shares issued	0.6	0.6
Paid-in capital	108.0	91.1
Retained earnings	969.2	836.1
Treasury stock, 900,754 and 552,463 shares in 2010 and 2009, respectively, at cost	(41.5)	(26.8)
Accumulated other comprehensive loss	(246.5)	(263.3)
Total shareholders’ equity	789.8	637.7
Total liabilities and shareholders’ equity	$2,015.8	$1,818.8

The accompanying notes are an integral part of these financial statements.

Tupperware Brands Corporation
Consolidated Statements of Shareholders’ Equity and Comprehensive Income

(in millions)	Common Stock		Treasury Stock		Paid-In Capital	Sub- scriptions Receivable	Retained Earnings	Accumulated Other Comp- rehensive Loss	Total Share holders’ Equity	Comp- rehensive Income (Loss)

	Shares	Dollars	Shares	Dollars
December 29, 2007	62.4	$0.6	0.8	$(26.1)	$38.8	$(2.3)	$657.8	$(146.1)	$522.7
Net income							161.4		161.4	$161.4
Other comprehensive loss:
Foreign currency translation adjustments								(151.3)	(151.3)	(151.3)
Net deferred losses on cash flow hedges, net of tax benefit of $8.1 million								(14.3)	(14.3)	(14.3)
Pension and post retirement costs, net of tax benefit of $3.4 million								(12.9)	(12.9)	(12.9)
Comprehensive loss										$(17.1)
Cash dividends declared ($0.88 per share)							(54.6)		(54.6)
Settlements of subscriptions receivable						2.3			2.3
Repurchase of common stock			0.6	(22.7)					(22.7)
Income tax benefit from stock and option awards					9.4				9.4
Modification of stock awards					1.6				1.6
Stock and options issued for incentive plans			(1.3)	47.2	6.6		(21.4)		32.4
December 27, 2008	62.4	$0.6	0.1	$(1.6)	$56.4	$—	$743.2	$(324.6)	$474.0
Net income							175.1		175.1	$175.1
Other comprehensive income:
Foreign currency translation adjustments								57.5	57.5	57.5
Net deferred gains on cash flow hedges, net of tax provision of $1.8 million								3.3	3.3	3.3
Pension and post retirement costs, net of tax provision of $0.3 million								0.5	0.5	0.5
Comprehensive income										$236.4
Cash dividends declared ($0.91 per share)							(57.8)		(57.8)
Repurchase of common stock			1.8	(77.0)					(77.0)
Income tax benefit from stock and option awards					16.2				16.2
Stock and options issued for incentive plans	1.2		(1.3)	51.8	18.5		(24.4)		45.9

Tupperware Brands Corporation
Consolidated Statements of Shareholders’ Equity and Comprehensive Income—(Continued)

(in millions)	Common Stock		Treasury Stock		Paid-In Capital	Sub- scriptions Receivable	Retained Earnings	Accumulated Other Comp- rehensive Loss	Total Share holders’ Equity	Comp- rehensive Income (Loss)

	Shares	Dollars	Shares	Dollars
December 26, 2009	63.6	$0.6	0.6	$(26.8)	$91.1	$—	$836.1	$(263.3)	$637.7
Net income							225.6		225.6	$225.6
Other comprehensive income (loss):
Foreign currency translation adjustments								18.7	18.7	18.7
Net deferred gains on cash flow hedges, net of tax provision of $1.0 million								2.6	2.6	2.6
Pension and post retirement costs, net of tax benefit of $1.7 million								(4.5)	(4.5)	(4.5)
Comprehensive income										$242.4
Cash dividends declared ($1.05 per share)							(66.6)		(66.6)
Repurchase of common stock			1.3	(60.3)					(60.3)
Income tax benefit from stock and option awards					7.3				7.3
Stock and options issued for incentive plans			(1.0)	45.6	9.6		(25.9)		29.3
December 25, 2010	63.6	$0.6	0.9	$(41.5)	$108.0	$—	$969.2	$(246.5)	$789.8
The accompanying notes are an integral part of these financial statements.

Tupperware Brands Corporation
Consolidated Statements of Cash Flows

	Year Ended
(in millions)	December 25, 2010	December 26, 2009	December 27, 2008
Operating activities:
Net income	$225.6	$175.1	$161.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.7	51.7	60.6
Equity compensation	14.8	13.2	8.5
Unrealized foreign exchange losses	2.2	3.9	—
Amortization and write off of deferred debt costs	0.7	1.2	1.0
Net gains on disposal of assets, including insurance recoveries	(0.2)	(21.9)	(24.9)
Provision for bad debts	11.1	7.9	9.1
Write-down of inventories	18.7	16.2	13.8
Non-cash impact of re-engineering and impairment costs	4.4	30.2	10.1
Net change in deferred income taxes	8.7	(16.3)	(19.8)
Excess tax benefits from share-based payment arrangements	(7.0)	(14.7)	(8.2)
Changes in assets and liabilities:
Accounts and notes receivable	(18.0)	(23.0)	(11.9)
Inventories	(28.9)	4.2	(51.3)
Non-trade amounts receivable	(2.3)	(7.9)	2.2
Prepaid expenses	2.9	1.1	5.2
Other assets	(3.1)	2.2	0.9
Accounts payable and accrued liabilities	37.3	21.8	0.6
Income taxes payable	(15.3)	(6.9)	(10.2)
Other liabilities	3.7	0.2	(4.4)
Proceeds from insurance recoveries, net of costs	—	—	19.5
Net cash impact from hedging activity	(5.9)	12.7	(30.8)
Other	0.4	—	(0.4)
Net cash provided by operating activities	299.5	250.9	131.0
Investing activities:
Capital expenditures	(56.1)	(46.4)	(54.4)
Proceeds from disposal of property, plant and equipment	10.0	8.8	6.5
Proceeds from insurance recoveries	—	10.7	8.8
Net cash used in investing activities	(46.1)	(26.9)	(39.1)
Financing activities:
Dividend payments to shareholders	(63.2)	(55.0)	(54.4)
Proceeds from exercise of stock options	16.8	39.4	24.6
Proceeds from payments of subscriptions receivable	—	—	1.8
Repurchase of common stock	(62.5)	(83.2)	(22.7)
Repayment of long-term debt and capital lease obligations	(2.2)	(141.8)	(21.5)
Net change in short-term debt	0.2	(1.9)	(2.5)
Excess tax benefits from share-based payment arrangements	7.0	14.7	8.2
Net cash used in financing activities	(103.9)	(227.8)	(66.5)
Effect of exchange rate changes on cash and cash equivalents	(13.2)	(8.6)	(3.3)
Net change in cash and cash equivalents	136.3	(12.4)	22.1
Cash and cash equivalents at beginning of year	112.4	124.8	102.7
Cash and cash equivalents at end of year	$248.7	$112.4	$124.8
The accompanying notes are an integral part of these financial statements.

Notes to the Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies
Principles of Consolidation. The Consolidated Financial Statements include the accounts of Tupperware Brands Corporation and all of its subsidiaries (Tupperware Brands or the Company). All significant intercompany accounts and transactions have been eliminated. The Company’s fiscal year ends on the last Saturday of December. As a result, the 2010, 2009 and 2008 fiscal years contain 52 weeks.
Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Out-of-Period Amounts: In 2010, the Company identified certain accounting errors in its Consolidated Financial Statements for the first quarter of 2010 and periods prior to 2010. These errors were corrected in the second quarter of 2010, and the negative impact on full year 2010 net income was $6.0 million. The amounts related to errors identified in the financial reporting at the Company’s Russian subsidiary, which resulted in overstatements of sales, including promotional credits that had not been recorded timely, prepaid expenses that should have been reflected in expenses in earlier time periods, inappropriate levels of accruals for certain promotional events and other operating liabilities and insufficient bad debt reserves. The Company determined that the errors were not material to the financial statements in the periods in which they originated or the period in which they were corrected and, accordingly, a restatement of the financial statements was not necessary.
Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of December 25, 2010 and December 26, 2009, $19.0 million and $20.2 million, respectively, of the cash and cash equivalents included on the Consolidated Balance Sheets were held in the form of time deposits, certificates of deposit or similar instruments.
Allowance for Doubtful Accounts. The Company maintains current receivable amounts with most of its independent distributors and sales force in certain markets. It also maintains long-term receivable amounts with certain of these customers. The Company regularly monitors and assesses its risk of not collecting amounts owed to it by customers. This evaluation is based upon an analysis of amounts current and past due, along with relevant history and facts particular to the customer. It is also based upon estimates of distributor business prospects, particularly related to the evaluation of the recoverability of long-term amounts due. This evaluation is performed market by market and account by account based upon historical experience, market penetration levels, access to alternative channels and similar factors. It also considers collateral of the customer that could be recovered to satisfy debts. The Company records its allowance for uncollectible accounts based on the results of this analysis. The analysis requires the Company to make significant estimates and as such, changes in facts and circumstances could result in material changes in the allowance for doubtful accounts. The Company considers any receivable balance not collected within its contractual terms past due. As of December 25, 2010, $13.1 million of long-term receivables from active distributors were considered past due, the majority of which were included in the Company’s allowance for uncollectable accounts.
Inventories. Inventories are valued at the lower of cost or market. Inventory cost includes cost of raw material, labor and overhead. Domestically produced Tupperware inventories, approximately 2 percent and 3 percent of consolidated inventories for December 25, 2010 and December 26, 2009, respectively, are valued on the last-in, first-out (LIFO) cost method. The first-in, first-out (FIFO) cost method is used for the remaining inventories. If inventories valued on the LIFO method had been valued using the FIFO method, they would have been $1.7 million and $1.5 million higher at the end of 2010 and 2009, respectively. The Company writes down its inventory for obsolescence or unmarketability in an amount equal to the difference between the cost of the inventory and estimated market value based upon expected future demand and pricing. The demand and pricing is estimated based upon the historical success of product lines as well as the projected success of promotional programs, new product introductions and new markets or distribution channels. The Company prepares projections of demand and pricing on an item by item basis for all of its products. If inventory on hand exceeds projected demand or the expected selling price is less than the carrying value, the excess is written down to its net realizable value. However, if actual demand or expected pricing is less than projected by management, additional write-downs may be required.

Internal Use Software Development Costs. The Company capitalizes internal use software development costs as they are incurred and amortizes such costs over their estimated useful lives of three to five years, beginning when the software is placed in service. Net unamortized costs included in property, plant and equipment were $9.6 million and $10.4 million at December 25, 2010 and December 26, 2009, respectively. Amortization cost related to internal use software development costs totaled $3.3 million, $3.4 million and $3.9 million in 2010, 2009 and 2008, respectively.
Property, Plant and Equipment. Property, plant and equipment is initially stated at cost. Depreciation is determined on a straight-line basis over the following estimated useful lives of the assets:

Building and improvements	10 – 40 years
Molds	4 – 10 years
Production equipment	10 – 20 years
Distribution equipment	5 – 10 years
Computer/telecom equipment	3 – 5 years
Capitalized software	3 – 5 years
Depreciation expense was $42.5 million, $43.2 million and $47.7 million in 2010, 2009 and 2008, respectively. The Company considers the need for an impairment review when events occur that indicate that the book value of a long-lived asset may exceed its recoverable value. Impairments of property, plant and equipment are discussed further in Note 2 to the Consolidated Financial Statements. Upon the sale or retirement of property, plant and equipment, a gain or loss is recognized equal to the difference between sales price and net book value. Expenditures for maintenance and repairs are charged to cost of products sold or delivery, sales and administrative (DS&A) expense, depending on the asset to which the expenditure relates.
Goodwill. The Company’s recorded goodwill relates primarily to that generated by its acquisition of BeautiControl in October 2000 and the Sara Lee Direct Selling businesses in December 2005. The Company conducts an annual impairment test of its recorded goodwill in the third quarter of each year, except for goodwill associated with BeautiControl which is completed in the second quarter. Additionally, in the event of a change in circumstances that leads the Company to determine that a triggering event for impairment testing has occurred, a test is completed at that time. The impairment test for goodwill involves comparing the fair value of the reporting units to their carrying amounts. If the carrying amount of a reporting unit exceeds its fair value, a second step is required to measure for a goodwill impairment loss. This step revalues all assets and liabilities of the reporting unit to their current fair values and then compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.
Fair value of the six reporting units is determined by the Company using either the income approach or a combination of the income and market approach, with a greater weighting on the income approach (75 percent). The income approach, or discounted cash flow approach, requires significant assumptions to determine the fair value of each reporting unit. The significant assumptions used in the income approach include estimates regarding future operations and the ability to generate cash flows including projections of revenue, costs, utilization of assets and capital requirements. It also requires estimates as to the appropriate discount rates to be used. Goodwill is further discussed in Note 6 to the Consolidated Financial Statements.
Intangible Assets. Intangible assets are recorded at their fair market values at the date of acquisition and definite lived intangibles are amortized over their estimated useful lives. The intangible assets included in the Company’s Consolidated Financial Statements at December 25, 2010 and December 26, 2009 are primarily related to the acquisition of the Sara Lee Direct Selling businesses in December 2005. The weighted average estimated useful lives of the Company’s intangible assets are as follows:

Weighted Average Useful Life
Trademarks and tradenames	Indefinite
Sales force relationships—single level	6 – 8 years
Sales force relationships—multi tier	10 – 12 years
Acquired proprietary product formulations	3 years

The Company’s indefinite lived intangible assets are evaluated for impairment annually similarly to goodwill, as discussed above. The fair value of these assets is determined using the relief from royalty method, which is a form of the income approach. In this method, the value of the asset is calculated by selecting royalty rates, which estimate the amount a company would be willing to pay for the use of the asset. These rates are applied to the Company’s projected revenue, tax affected and discounted to present value using an appropriate rate.
The Company’s definite lived intangible assets consist of the value of the acquired independent sales force and product formulations. The Company amortizes project formulas over a straight line basis and as of December 25, 2010, the amount from the acquisition of the Sara Lee Direct Selling units had been fully amortized. The sales force is amortized to reflect the estimated turnover rates of the sales force acquired and is included in Distribution, Selling and Administration expense (DS&A) on the Consolidated Statements of Income.
Intangible assets are further discussed in Note 6 to the Consolidated Financial Statements.
Promotional and Other Accruals. The Company frequently makes promotional offers to members of its independent sales force to encourage them to fulfill specific goals or targets for sales levels, party attendance, recruiting of new sales force members or other business-critical functions. The awards offered are in the form of cash, product awards, special prizes or trips.
A program is generally designed to recognize sales force members for achieving a primary objective. An example is to reward the independent sales force for recruiting new sales force members. In this situation, the Company offers a prize to sales force members that achieve a targeted number of recruits over a specified period. The period runs from a couple of weeks to several months. The prizes are generally graded in that meeting one level may result in receiving a piece of jewelry with higher achievement resulting in more valuable prizes such as a television set or a trip. Similar programs are designed to reward current sales force members who reach certain goals by promoting them to a higher level in the organization where their earning opportunity would be expanded and they would take on additional responsibilities for recruiting new sales force members and providing training and motivation to new and existing sales force members. Other business drivers, such as scheduling parties, increasing the number of sales force members, holding parties or increasing end consumer attendance at parties, may also be the focus of a program.
The Company also offers cash awards for achieving targeted sales levels. These types of awards are generally based upon the sales achievement of at least a mid-level member of the sales force and her or his down-line members. The down-line consists of those sales force members that have been recruited directly by a given sales force member, as well as those recruited by her or his recruits. In this manner, sales force members can build an extensive organization over time if they are committed to recruiting and developing their units. In addition to the bonus, the positive performance of a unit may also entitle its leader to the use of a company-provided vehicle and in some cases, the permanent awarding of a vehicle. Similar to the prize program noted earlier, these programs generally offer varying levels of vehicles that are dependent upon performance.
The Company accrues for the costs of these awards during the period over which the sales force qualifies for the award and reports these costs primarily as a component of DS&A expense. These accruals require estimates as to the cost of the awards based upon estimates of achievement and actual cost to be incurred. During the qualification period, actual results are monitored and changes to the original estimates that are necessary are made when known. Promotional expenses included in DS&A expense totaled $381.0 million, $357.1 million and $373.8 million in 2010, 2009 and 2008, respectively.
Like promotional accruals, other accruals are recorded at the time when a liability is probable and the amount is reasonably estimable. Adjustments to amounts previously accrued are made when changes occur in the facts and circumstances that generated the accrual.
Revenue Recognition. Revenue is recognized when goods are shipped to customers, the price is fixed, the risks and rewards of ownership have passed to the customer who, in most cases, is one of the Company’s independent distributors or a member of its independent sales force and when collection is reasonably assured. When revenue is recorded, estimates of returns are made and recorded as a reduction of revenue. Discounts earned based on promotional programs in place, volume of purchases or other factors are also estimated at the time of revenue recognition and recorded as a reduction of that revenue.
Shipping and Handling Costs. The cost of products sold line item includes costs related to the purchase and manufacture of goods sold by the Company. Among these costs are inbound freight charges, purchasing and receiving costs, inspection costs, depreciation expense, internal transfer costs and warehousing costs of raw material, work in process and packing materials. The warehousing and distribution costs of finished goods are included in DS&A expense. Distribution costs are comprised of outbound freight and associated labor costs. Fees billed to customers associated with the distribution of its products are classified as revenue. The distribution costs included in DS&A expense in 2010, 2009 and 2008 were $135.5 million, $124.0 million and $128.5 million, respectively.

Advertising and Research and Development Costs. Advertising and research and development costs are charged to expense as incurred. Advertising expense totaled $23.1 million, $17.9 million and $16.4 million in 2010, 2009 and 2008, respectively. Research and development costs totaled $17.8 million, $18.0 million and $18.7 million, in 2010, 2009 and 2008, respectively. Research and development expenses primarily include salaries, contractor costs and facility costs. Both advertising and research and development costs are included in DS&A expense.
Accounting for Stock-Based Compensation. The Company has several stock-based employee and director compensation plans, which are described more fully in Note 15 to the Consolidated Financial Statements. The Company records compensation expense using the applicable accounting guidance for share-based payments related to stock options, restricted stock, restricted stock units and performance share awards granted to directors and employees.
Compensation cost for share-based awards is recorded straight line over the required service period. The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model, which requires the input of assumptions, including dividend yield, risk-free interest rate, the estimated length of time employees will retain their vested stock options before exercising them (expected term) and the estimated volatility of the Company’s common stock price over the expected term. Furthermore, in calculating compensation expense for these awards, the Company is also required to estimate the extent to which options will be forfeited prior to vesting (forfeitures). Many factors are considered when estimating expected forfeitures, including types of awards, employee class and historical experience. To the extent actual results or updated estimates differ from current estimates, such amounts are recorded as a cumulative adjustment to the previously recorded amounts. Compensation expense associated with restricted stock, restricted stock units and performance share awards is equal to the market value of the Company’s common stock on the date of grant and is recorded pro rata over the required service period. For those awards with performance criteria, the expense is recorded based on an assessment of achieving the criteria.
Current guidance governing share based payments requires the benefits associated with tax deductions in excess of recognized compensation cost, generated upon the exercise of stock options, to be reported as a financing cash flow. For 2010, 2009 and 2008, the Company generated $7.0 million, $14.7 million and $8.2 million of excess cash benefits from option exercises, respectively.
In January 2009, the terms of the then-outstanding stock options were modified to allow employees to net share settle when exercising their stock options. This modification of the awards had no material impact.
Accounting for Asset Retirement Obligations. Asset retirement obligations refer to a company’s legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, a company is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred-generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The Company has recognized a liability for the fair market value of conditional future obligations associated with environmental issues at its manufacturing facilities in Belgium and the United States that the Company will be required to remedy at some future date, when these assets are retired. The Company performs an annual evaluation of its obligations regarding this matter and is required to record depreciation and costs associated with accretion of the obligation. This was not material for 2010, 2009 and 2008 and is not expected to be material in the future.
Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets also are recognized for credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates applicable to taxable income in the years in which the temporary differences are expected to reverse and the credits are expected to be used. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. An assessment is made as to whether or not a valuation allowance is required to offset deferred tax assets. This assessment requires estimates as to future operating results as well as an evaluation of the effectiveness of the Company’s tax planning strategies. These estimates are made on an ongoing basis based upon the Company’s business plans and growth strategies in each market and consequently, future material changes in the valuation allowance are possible.

The Company accounts for uncertain tax positions in accordance with ASC 740, Income taxes. This guidance clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
Interest and penalties related to tax contingency or settlement items are recorded as a component of the provision for income taxes in the Company’s Consolidated Statements of Income. The Company records accruals for tax contingencies as a component of accrued liabilities or other long-term liabilities on its balance sheet.
Net Income Per Common Share. Basic per share information is calculated by dividing net income by the weighted average number of shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net income and the weighted average number of shares outstanding. The Company’s potential common stock consists of employee and director stock options, restricted stock, restricted stock units and performance share units. Performance share awards are included in the diluted per share calculation when the performance criteria are achieved. The Company’s potential common stock is excluded from the basic per share calculation and is included in the diluted per share calculation when doing so would not be anti-dilutive.
On December 28, 2008, the Company adopted authoritative guidance addressing share-based payment transactions and participating securities, which requires that unvested share based payment awards with a nonforfeitable right to receive dividends (participating securities) be included in the two-class method of computing earnings per share. The net income available to common shareholders for 2010 and 2009 was computed in accordance with this guidance. The 2008 basic and diluted earnings per share were retrospectively adjusted, resulting in a $0.01 reduction. The Company had 0.2 million, 0.2 million and 0.4 million unvested share-based payment awards outstanding in 2010, 2009 and 2008, respectively, which were classified as participating securities under this guidance. The remaining participating securities outstanding as of December 25, 2010 vested in January 2011.
The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities, according to dividends declared and participation rights in undistributed earnings. Under that method, net income is reduced by the amount of dividends declared in the current period for common shareholders and participating security holders. The remaining earnings or “undistributed earnings” are allocated between common stock and participating securities to the extent that each security would share in earnings as if all of the earnings for the period had been distributed. In applying the two-class method, the Company determined that undistributed earnings should be allocated equally on a per share basis for common stock and participating securities due to the rights of the participating security holders and the Company’s history of paying dividends equally on a per share basis.
The elements of the earnings per share computations were as follows (in millions, except per share amounts):

	2010	2009	2008
Net income	$225.6	$175.1	$161.4
Less dividends declared:
To common shareholders	66.4	57.5	54.2
To participating security holders	0.2	0.2	0.3
Total undistributed earnings	159.0	117.4	106.9
Undistributed earnings to common shareholders	158.7	117.1	106.2
Undistributed earnings to participating security holders	0.3	0.3	0.7
Net income available to common shareholders for basic and diluted earnings per share	225.1	174.6	160.4
Weighted-average shares of common stock outstanding	62.6	62.4	61.6
Common equivalent shares:
Assumed exercise of dilutive options, restricted shares, restricted stock units and performance shares units	1.2	1.0	1.4
Weighted-average common and common equivalent shares outstanding	63.8	63.4	63.0
Basic earnings per share	$3.60	$2.80	$2.61
Diluted earnings per share	$3.53	$2.75	$2.55
Shares excluded from the determination of potential common stock because inclusion would have been anti-dilutive	0.5	1.7	1.1

Derivative Financial Instruments. The Company recognizes all derivative instruments as either assets or liabilities in its Consolidated Balance Sheets and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the value of a derivative accounted for as a hedge depends on the intended use of the derivative and the resulting designation of the hedge exposure. Depending on how the hedge is used and the designation, the gain or loss due to changes in value is reported either in earnings or initially in other comprehensive income. Gains or losses that are reported in other comprehensive income eventually are recognized in earnings; with the timing of this recognition governed by ASC 815, Derivative and Hedging, guidance.
The Company uses derivative financial instruments, principally over-the-counter forward exchange contracts and local currency options with major international financial institutions, to offset the effects of exchange rate changes on net investments in certain foreign subsidiaries, certain forecasted purchases, certain intercompany loan transactions, and certain accounts payable. Gains and losses on instruments designated as hedges of net investments in a foreign subsidiary or intercompany transactions that are permanent in nature are accrued as exchange rates change, and are recognized in shareholders’ equity as a component of foreign currency translation adjustments within accumulated other comprehensive income. Forward points and option costs associated with these net investment hedges are included in interest expense and other expense, respectively. Gains and losses on contracts designated as hedges of intercompany transactions that are not permanent in nature are accrued as exchange rates change and are recognized in income.
Gains and losses on contracts designated as hedges of identifiable foreign currency forecasted purchases are deferred and included in other comprehensive income. The Company utilizes interest rate swap agreements to convert a portion of its floating rate U.S. dollar long-term debt to fixed rate U.S. dollar debt. Changes in the fair value of the swaps resulting from changes in market interest rates are recorded as a component of other comprehensive income. See Note 8 to the Consolidated Financial Statements.
Foreign Currency Translation. Results of operations of foreign subsidiaries are translated into U.S. dollars using average exchange rates during the year. The assets and liabilities of those subsidiaries, other than those of operations in highly inflationary countries, are translated into U.S. dollars using exchange rates at the balance sheet date. The related translation adjustments are included in accumulated other comprehensive loss. Foreign currency transaction gains and losses, as well as re-measurement of financial statements of subsidiaries in highly inflationary countries, are included in income.
Prior to December 2009, the Company utilized the official exchange rate in Venezuela to translate the results of the subsidiary. In December 2009, the Company considered its past and continued intent to use the parallel exchange rate to settle its U.S. dollar-denominated liabilities and the fact that the Company no longer expected to remit dividends at the official rate. In view of these facts and circumstances existing, the Company determined that effective December 26, 2009, it would use the parallel rate to translate the operations of the Venezuelan subsidiary. As a result of this decision, the Company recorded a pretax loss of $3.5 million related to remeasuring the non-Venezuelan bolivar denominated balances as of year end 2009. Furthermore, the Company began translating the Venezuelan sales and profit results at the parallel rate as of the beginning of 2010. In May 2010, the Venezuelan government closed the use of the parallel rate, and consequently, from that time forward, this rate is no longer available and has not been used to translate the results from Venezuela. In June 2010, several large Venezuelan commercial banks began operating the Transaction System for Foreign Currency Denominated Securities (SITME), which established a new “banded” exchange rate. As the Company believed this would be the primary rate at which it would settle its non-bolivar denominated liabilities and repatriate dividends, it began translating its bolivar denominated transactions and balances at this rate beginning in June 2010.
Inflation in Venezuela has been at relatively high levels over the past few years. The Company uses a blended index of the Consumer Price Index and National Consumer Price Index for determining highly inflationary status in Venezuela. This blended index reached cumulative three-year inflation in excess of 100 percent at November 30, 2009 and as such, the Company transitioned to highly inflationary status at the beginning of its 2010 fiscal year. Gains and losses resulting from the translation of the financial statements of subsidiaries operating in highly inflationary economies are recorded in earnings. The impact of the changes in the value of the Venezuelan bolivar versus the U.S. dollar on earnings in 2010 was not significant. As of the end of 2010, the Company had approximately $7 million of net monetary assets in Venezuela, which are of a nature that would generate income or expense associated with future exchange rate fluctuations versus the U.S. dollar.
Product Warranty. Tupperware® brand products are guaranteed against chipping, cracking, breaking or peeling under normal non-commercial use of the product with certain limitations. The cost of replacing defective products is not material.

New Accounting Pronouncements. In January 2010, the FASB issued an amendment to require new disclosures for fair value measurements and provide clarification for existing disclosure requirements. More specifically, this update requires (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarified existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The Company adopted this standard at the beginning of its 2010 fiscal year, and it did not have a material impact on the Consolidated Financial Statement note disclosures.
In July 2010, the FASB issued new accounting guidance that requires new disclosures about an entity’s allowance for credit losses and the credit quality of its financing receivables. Existing disclosures have been amended to require an entity to provide certain disclosures on a disaggregated basis by portfolio segment or by class of financing receivables. The new disclosures are effective for interim and annual reporting periods ending on or after December 15, 2010 and did not have a material impact on the Company’s note disclosures. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued an amendment to defer the effective date of disclosures about troubled debt restructurings to interim and annual periods ending after June 15, 2011. The Company does not expect that either the original guidance or amendment will have a significant impact on the note disclosures included in the Consolidated Financial Statements.
In December 2010, the FASB issued an amendment to clarify when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. Prior to this amendment, continuation to Step 2 was not required if the carrying amount of the reporting unit exceeded the fair value. However, in cases where the carrying amount was zero or negative, the fair value most likely was greater. This amendment requires that the evaluation must still continue to Step 2, given a fair value greater than the carrying amount, if it is more likely than not that a goodwill impairment exists. This amendment becomes effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not anticipate an impact on its Consolidated Financial Statements.
Also in December 2010, the FASB issued an amendment regarding the disclosure of supplementary pro forma information for business combinations. The amendment clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented as of the beginning of the comparable prior annual reporting period only. The amendment also requires a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination. This amendment becomes effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. At this time, the Company does not have any situations to which this would apply.
Reclassifications. Certain prior year amounts have been reclassified in the Consolidated Financial Statements to conform to current year presentation.
Note 2: Re-engineering Costs
The Company continually reviews its business models and operating methods for opportunities to increase efficiencies and/or align costs with business performance. Pretax costs incurred in the re-engineering and impairment charges caption by category were as follows:

(in millions)	2010	2009	2008
Severance	$6.5	$5.2	$7.1
Asset impairment/facility moving costs	1.1	2.8	1.9
Total re-engineering and impairment charges	$7.6	$8.0	$9.0
The Company recorded $6.5 million in re-engineering and impairment charges in 2010, related to severance costs incurred in its Argentina, Australia, BeautiControl, France, Greece, Japan and Mexico operations, mainly due to implementing changes in the businesses’ management structures, and $1.1 million related to moving costs and the impairment of property, plant and equipment associated with the relocation of certain manufacturing facilities in Japan.

In 2009, the Company recorded $8.0 million in re-engineering and impairment charges, primarily related to severance costs incurred in the Company’s Argentina, Australia, BeautiControl, France, Japan and Mexico operations, mainly due to implementing changes in the businesses’ management structures. Also included was $2.1 million related to the impairment of software and property, plant and equipment and $0.7 million of costs associated with the relocation of certain manufacturing facilities.
In 2008, the Company recorded $7.1 million in severance cost related to headcount reductions primarily in BeautiControl, France and Germany. The Company incurred re-engineering costs of $0.8 million for moving the Company’s BeautiControl North America and Belgian manufacturing facilities to new locations. The Company also recorded costs of $0.9 million for impairment charges for obsolete software in the South Africa beauty business, as well as various machinery and equipment in other manufacturing units. In 2008, the Company reached a decision to begin selling beauty products in Brazil through the Tupperware sales force and cease operating its separate beauty business in Brazil. As a result of this decision, the Company recorded a $0.2 million charge relating to the impairment of property, plant and equipment.
Pretax costs incurred in connection with the re-engineering program included above and allocated to cost of products sold and DS&A were as follows:

(in millions)	2010	2009	2008
Re-engineering and impairment charges	$7.6	$8.0	$9.0
Delivery, sales and administrative	—	—	1.1
Cost of products sold	—	—	1.8
Total pretax re-engineering costs	$7.6	$8.0	$11.9
In 2008, the amounts in cost of products sold and delivery, selling and administrative expense were recorded in connection with the decision to cease operating the separate beauty business in Brazil.
The balances, included in accrued liabilities, related to re-engineering and impairment charges as of December 25, 2010, December 26, 2009 and December 27, 2008 were as follows:

(in millions)	2010	2009	2008
Beginning balance	$1.5	$2.2	$2.3
Provision	7.6	8.0	9.0
Cash expenditures:
Severance	(5.5)	(5.4)	(6.2)
Other	(1.1)	(1.2)	(1.8)
Non-cash asset impairments	(0.1)	(2.1)	(1.1)
Ending Balance	$2.4	$1.5	$2.2
The remaining accrual balance of $2.4 million as of December 25, 2010 relates primarily to severance payments expected to be made in several units by the end of 2011.
Note 3: Inventories

(in millions)	2010	2009
Finished goods	$184.7	$182.4
Work in process	20.0	19.6
Raw materials and supplies	74.4	63.5
Total inventories	$279.1	$265.5

Note 4: Property, Plant and Equipment

(in millions)	2010	2009
Land	$49.0	$50.4
Buildings and improvements	212.3	205.5
Molds	568.9	576.5
Production equipment	283.9	286.2
Distribution equipment	47.9	49.0
Computer/telecom equipment	70.5	65.6
Furniture and fixtures	24.7	20.8
Capitalized software	58.0	54.0
Construction in progress	17.1	12.5
Total property, plant and equipment	1,332.3	1,320.5
Less accumulated depreciation	(1,074.3)	(1,065.9)
Property, plant and equipment, net	$258.0	$254.6
The Company currently has several open construction projects to expand its manufacturing, warehousing and distribution facilities in China, Indonesia and South Africa. The projects are expected to be completed in 2012. To date, the Company has spent $1.1 million on these projects and expects to spend an additional $16.2 million.
Note 5: Accrued Liabilities

(in millions)	2010	2009
Income taxes payable	$18.4	$15.3
Compensation and employee benefits	96.4	94.9
Advertising and promotion	72.6	70.6
Taxes other than income taxes	26.7	20.6
Pensions	4.3	3.5
Post-retirement benefit	3.2	3.5
Dividends payable	18.7	15.7
Foreign currency and interest rate swap contracts	17.7	18.8
Other	87.4	75.0
Total accrued liabilities	$345.4	$317.9

(In millions)	2010	2009
Post-retirement benefit	$33.4	$34.9
Pensions	115.6	107.5
Income taxes	17.4	28.8
Long-term deferred income tax	81.9	72.4
Long-term interest rate swap contracts	23.1	26.6
Other	27.4	24.2
Total other liabilities	$298.8	$294.4
Note 6: Goodwill and Intangible Assets
The Company’s goodwill and intangible assets relate primarily to the December 2005 acquisition of the direct selling businesses of Sara Lee Corporation and the October 2000 acquisition of BeautiControl.

The Company does not amortize its tradename intangible assets and goodwill. Instead, the Company tests these assets for impairment annually, or more frequently if events or changes in circumstances indicate they may be impaired. The impairment test for the Company’s tradenames involves comparing the estimated fair value of the assets to their carrying amounts to determine if a write-down to fair value is required. If the carrying amount of a tradename exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess. The impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying amount, including goodwill, and after any asset impairment charges. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure for any goodwill impairment loss. This step revalues all assets and liabilities of the reporting unit to their current fair value and then compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.
In prior years, the Company recorded impairment charges related to its NaturCare, Nutrimetics and South African beauty businesses, in part, due to the fact that current and forecasted future results of operations were below its prior projections. This resulted from benefits related to strategies implemented since the acquisition of these businesses in 2005 not occurring as quickly or significantly as had been projected. Also contributing to the previous impairments was an overall increase to the assumed discount rates used in the valuations. In 2009, the Company recorded a $10.1 million impairment to the Nutrimetics tradename, a $4.2 million impairment to the NaturCare tradename and a $2.0 million impairment to the Avroy Shlain tradename. In addition to the impairment of tradenames, the Company also recognized impairments of goodwill of $8.6 million and $3.2 million relating to the Nutrimetics and South African beauty reporting units, respectively. In 2008, the Company recorded a $6.5 million impairment to the Nutrimetics tradename and a $2.5 million impairment to the NaturCare tradename. In the third quarter of 2010, the Company completed the annual impairment tests for all of the reporting units and tradenames, other than BeautiControl which was completed in the second quarter, and determined there was no further impairment.
The Company subsequently decided it would cease operating its Swissgarde unit in Southern Africa as a separate business and instead would begin selling certain of its products through its Avroy Shlain beauty business in South Africa. This is expected to have a significant impact on the Swissgarde sales force, product line and expected cash flow. As a result of this decision, the Company concluded that its intangible assets and goodwill were impaired and recorded in 2010 a $2.1 million impairment to the Swissgarde tradename, a $0.1 million impairment related to the sales force intangible and a $2.1 million impairment to goodwill relating to the South African beauty reporting unit.
Fair value of the reporting units is determined by the Company using either the income approach or a combination of the income and market approach with a greater weighting on the income approach (75 percent). The income approach, or discounted cash flow approach, requires significant assumptions to determine the fair value of each reporting unit. The significant assumptions used in the income approach include estimates regarding future operations and the ability to generate cash flows, including projections of revenue, costs, utilization of assets and capital requirements. It also requires estimates as to the appropriate discount rates to be used. The most sensitive estimate in this valuation is the projection of operating cash flows, as these provide the basis for the fair market valuation. The Company’s cash flow model uses forecasts for periods of about 10 years and a terminal value. The significant 2010 assumptions for these forecasts included annual revenue growth rates ranging from 1 to 14 percent with an average growth rate of 7 percent. The growth rates are determined by reviewing historical results of these units and the historical results of other of the Company’s business units that are similar to those of the reporting units, along with the expected contribution from growth strategies implemented in the units. Terminal values for all reporting units were calculated using a long-term growth rate of 3 percent. In estimating the fair value of the reporting units in 2010, the Company applied discount rates to its reporting units’ projected cash flows ranging from 13 to 25 percent. The discount rate at the high end of this range was for the South African and Latin American reporting units due to higher country-specific risk. The market approach relies on an analysis of publicly-traded companies similar to Tupperware and deriving a range of revenue and profit multiples. The publicly-traded companies used in the market approach were selected based on their having similar product lines of consumer goods, beauty products and/or companies using a direct-selling distribution method. The resulting multiples were then applied to the reporting unit to determine fair value.
The fair value of the Company’s tradenames was determined using the relief from royalty method, which is a form of the income approach. In this method, the value of the asset is calculated by selecting royalty rates which estimate the amount a company would be willing to pay for the use of the asset. These rates were applied to the Company’s projected revenue, tax affected and discounted to present value using an appropriate rate. Royalty rates used were selected by reviewing comparable trademark licensing agreements in the market, and a range from 3 to 5 percent was used in 2010. In estimating the fair value of the tradenames, the Company also applied a discount rate ranging from 14 to 29 percent, and revenue growth ranging from 1 to 14 percent, with an average growth rate of 7 percent, and a long-term terminal growth rate of 3 percent. Similar to the rates used in valuing the goodwill, the discount rates towards the high end of the range related to tradenames located in areas with higher country risks, such as revenue generated in the Company’s Argentina and Philippines markets under the Fuller tradename, its South Africa market under the Avroy Shlain tradename and its Uruguay market under the Nuvo tradename.

With the 2009 goodwill impairments recorded for the Nutrimetics and South African reporting units, these units are at a higher risk of additional impairments in future periods if changes in certain assumptions occur. This is also the case for the Nutrimetics, Avroy Shlain and NaturCare tradename values, as the fair value in these cases was set equal to carrying value in the second quarter of 2009. The fair value of the Fuller Mexico, NaturCare and BeautiControl reporting units and the Nuvo tradename exceeded the carrying value by over 50 percent at the last valuation date resulting in a lower risk that these assets could be impaired in future periods.
The fair value of the Fuller tradename exceeded its carrying value by almost 30 percent making a future impairment less likely to occur. The Company’s Fuller Latin America reporting unit showed an excess of 20 percent over carrying value, which could indicate a higher risk of future impairment. Given the sensitivity of the valuations to changes in cash flow or market multiples, the Company may be required to recognize an impairment of goodwill or intangible assets in the future due to changes in market conditions or other factors related to the Company’s performance. Actual results below forecasted results or a decrease in the forecasted results of the Company’s business plan or changes in discount rates could also result in an impairment charge, as could changes in market characteristics including additional declines in valuation multiples of comparable publicly-traded companies.Further impairment charges would have an adverse impact on the Company’s net income and could result in a lack of compliance with the Company’s debt covenants, although the financial covenant directly affected is the minimum net worth requirement and the first $75 million of any impairments, net of tax, arising from July 1, 2007 forward is excluded from the calculation of compliance with this covenant. Since July 1, 2007, the Company has recognized cumulative impairment charges related to goodwill and intangible assets of $50.4 million, net of tax. However, as laid out in Note 7 to the Consolidated Financial Statements, as of December 25, 2010, the Company’s adjusted net worth under its debt covenants exceeded its required net worth by $136.3 million.
The following table reflects gross goodwill and accumulated impairments allocated to each reporting segment at December 25, 2010, December 26, 2009 and December 27, 2008:

(in millions)	Europe	Asia Pacific	Beauty North America	Beauty Other	TW North America	Total
Gross goodwill balance at December 27, 2008	$11.2	$33.2	$153.7	$67.6	$16.3	$282.0
Effect of changes in exchange rates	2.8	(0.3)	1.9	6.8	—	11.2
Gross goodwill balance at December 26, 2009	14.0	32.9	155.6	74.4	16.3	293.2
Effect of changes in exchange rates	1.1	2.5	4.9	2.2	—	10.7
Gross goodwill balance at December 25, 2010	$15.1	$35.4	$160.5	$76.6	$16.3	$303.9

(in millions)	Europe	Asia Pacific	Beauty North America	Beauty Other	TW North America	Total
Accumulated impairment balance at December 27, 2008	$—	$—	$—	$5.9	$—	$5.9
Goodwill impairment	3.2	—	—	8.6	—	11.8
Accumulated impairment balance at December 26, 2009	3.2	—	—	14.5	—	17.7
Goodwill impairment	2.1	—	—	—	—	2.1
Accumulated impairment balance at December 25, 2010	$5.3	$—	$—	$14.5	$—	$19.8

The gross carrying amount and accumulated amortization of the Company’s intangible assets, other than goodwill, were as follows:

	December 25, 2010
(in millions)	Gross Carrying Value	Accumulated Amortization	Net
Trademarks and tradenames	$170.2	$—	$170.2
Sales force relationships—single level	29.7	25.1	4.6
Sales force relationships—multi tier	35.3	29.7	5.6
Acquired proprietary product formulations	4.0	4.0	—
Total intangible assets	$239.2	$58.8	$180.4

	December 26, 2009
(in millions)	Gross Carrying Value	Accumulated Amortization	Net
Trademarks and tradenames	$163.6	$—	$163.6
Sales force relationships—single level	28.6	22.5	6.1
Sales force relationships—multi tier	33.9	26.4	7.5
Acquired proprietary product formulations	3.8	3.8	—
Total intangible assets	$229.9	$52.7	$177.2
A summary of the identifiable intangible asset account activity is as follows:

	Year Ending
(in millions)	December 25, 2010	December 26, 2009
Beginning Balance	$229.9	$233.4
Impairment of intangible assets	(2.2)	(16.3)
Effect of changes in exchange rates	11.5	12.8
Ending Balance	$239.2	$229.9
Amortization expense was $3.9 million, $5.1 million and $9.0 million in 2010, 2009 and 2008, respectively. The estimated annual amortization expense associated with the above intangibles for each of the five succeeding years is $2.5 million, $1.9 million, $1.3 million, $1.0 million and $0.7 million, respectively.

Note 7: Financing Obligations
Debt Obligations
Debt obligations consisted of the following:

(in millions)	2010	2009
2007 term loan facility due 2012	$405.0	$405.0
Belgium facility capital lease	22.3	22.0
Other	1.4	1.1
	428.7	428.1
Less current portion	(1.9)	(1.9)
Long-term debt	$426.8	$426.2

(Dollars in millions)	2010	2009
Total short-term borrowings at year-end	$—	$—
Weighted average interest rate at year-end	na	na
Average short-term borrowings during the year	$125.2	$78.4
Weighted average interest rate for the year	1.6%	1.7%
Maximum short-term borrowings during the year	$188.6	$135.0
As of December 25, 2010, the Company had no borrowings outstanding under its $200 million revolving credit facility.
On September 28, 2007, the Company entered into an $800 million five-year senior secured credit agreement (“2007 Credit Agreement”) consisting of a $200 million revolving credit facility and $600 million in term loans. Quarterly principal payments of $1.5 million are due on the term loans beginning June 2008 with any remaining principal due in September 2012; however, the agreement permits the Company to omit the quarterly payments if certain prepayments have been made. The Company made such optional principal prepayments in 2009 and 2008 totaling $140.0 million and $16.7 million, respectively. As a result of the previous prepayments on the term loan, the Company is not required to make principal payments until the loan matures in September 2012. The debt under the 2007 Credit Agreement is secured by substantially all of the Company’s domestic assets, excluding real estate, and capital stock of its domestic subsidiaries plus a 66 percent stock pledge of its significant foreign subsidiaries. The interest rate charged on the outstanding borrowings under the revolving credit facility is a floating LIBOR base rate plus an applicable margin. The applicable margin ranges from 62.5 to 125 basis points and is determined quarterly by the Company’s leverage ratio, as defined in the credit agreement. Although the 2007 Credit Agreement is a floating rate debt instrument, the Company is required to maintain at least 40 percent of total outstanding debt at fixed rates, which is achieved through the use of interest rate swaps, as further discussed in Note 8 to the Consolidated Financial Statements. The swap agreements, combined with the contractual spread dictated by the 2007 Credit Agreement, which was 62.5 basis points as of December 25, 2010, gave the Company an all-in effective rate of about 4.5 percent as of December 25, 2010.
At December 25, 2010, the Company had $354.6 million of unused lines of credit, including $196.9 million under the committed, secured $200 million revolving line of credit and $157.7 million available under various uncommitted lines around the world, which includes a $50 million line of credit signed in February 2010 where borrowings can be denominated in euros. The Company satisfies most of its short-term financing needs utilizing its committed, secured revolving line of credit. Interest paid on total debt in 2010, 2009 and 2008 was $25.7 million, $32.6 million and $27.7 million, respectively.

Contractual maturities for long-term obligations at December 25, 2010 are summarized by year as follows (in millions):

Year ending:	Amount
December 31, 2011	$1.9
December 29, 2012	406.9
December 28, 2013	1.6
December 27, 2014	1.5
December 26, 2015	1.4
Thereafter	15.4
Total	$428.7
The 2007 Credit Agreement contains customary covenants. While the covenants are restrictive and could limit the Company’s ability to borrow, pay dividends, acquire its own stock or make capital investments in its business, based on the Company’s current assumptions, these limitations are not expected to occur in 2011.
The primary financial covenants are a fixed charge coverage ratio, a leverage ratio and an adjusted net worth requirement. The covenant restrictions include adjusted covenant earnings and net worth measures that are non-GAAP measures. The non-GAAP measures may not be comparable to similarly titled measures used by other entities and exclude unusual, non-recurring gains, certain non-cash charges and changes in accumulated other comprehensive income. Discussion of these measures is presented here to provide an understanding of the Company’s ability to borrow and to pay dividends should certain covenants not be met, and caution should be used when comparing this information with that of other companies.
The Company’s fixed charge ratio was required to be in excess of 1.40 through the end of the third quarter of 2010 and is required to be in excess of 1.50 thereafter. The leverage ratio must be below 2.50. The fixed charge and leverage ratio covenants are based upon trailing four quarter amounts. The Company’s fixed charge and leverage ratios as of and for the 12 months ended December 25, 2010 were 2.79 and 1.08, respectively.
The adjusted net worth requirement was $663.7 million as of December 25, 2010. The requirement increases quarterly by 50 percent of the Company’s consolidated net income, net of tax, adjusted to eliminate up to $75 million of goodwill and intangible asset impairment charges, net of tax, recorded after July 1, 2007. There is no adjustment for losses. The Company’s adjusted consolidated net worth at December 25, 2010 was $800.0 million.

Adjusted net worth (in millions)	As of December 25, 2010
Minimum adjusted net worth required:
Base net worth per financial covenant	$268.4
Plus 50% of net income after December 31, 2005, as adjusted	386.7
Plus net increase from equity issuances, certain share repurchase, etc.	59.0
Less reduction resulting from goodwill and intangible asset impairment charges recorded since July 1, 2007	(50.4)
Adjusted net worth required	$663.7

Company’s adjusted net worth:
Total shareholders’ equity as of December 25, 2010	$789.8
Plus reductions resulting from foreign currency translation adjustments since year end 2005	6.0
Less increases resulting from tax benefit of employee stock option exercises	(38.4)
Plus reduction resulting from cash flow hedges since year end 2005	13.4
Plus reduction resulting from pension and post retirement adjustments	27.0
Plus reduction resulting from change in accounting principle related to uncertain tax positions	2.2
Adjusted net worth	$800.0

12 months ended December 25, 2010
Adjusted covenant earnings:
Net income	$225.6
Add:
Depreciation and amortization	49.7
Gross interest expense	29.3
Provision for income taxes	74.1
Pretax non-cash re-engineering and impairment charges	4.4
Equity compensation	14.8
Deduct:
Gains on land sales, insurance recoveries, etc.	0.2
Total adjusted covenant earnings	$397.7

Gross interest expense	$29.3
Less amortization and write off of deferred debt costs	0.7
Equals cash interest	$28.6

Capital expenditures	$56.1
Less amount excluded per agreement	0.6
Equals adjusted capital expenditures	$55.5

Fixed charge coverage ratio:
Adjusted covenant earnings	$397.7
Less:
Adjusted capital expenditures	55.5
Cash taxes paid	80.7
Subtotal	$261.5
Divided by sum of:
Scheduled debt payments	$1.9
Dividends and restricted payments	63.2
Cash interest	28.6
Subtotal	$93.7
Fixed charge coverage ratio	2.79

Consolidated total debt	$428.7
Divided by adjusted covenant earnings	397.7
Leverage ratio	1.08
Capital Leases
In 2006, the Company initiated construction of a new Tupperware center of excellence manufacturing facility in Belgium which was completed in 2007 and replaced its existing Belgium facility. The total cost of the new facility and equipment totaled $24.0 million and was financed through a sales lease-back transaction under two separate leases. The two leases are being accounted for as capital leases and have terms of 10 and 15 years and interest rates of 5.1 percent. In 2010, the Company extended the lease on one of its building leases in Belgium that was previously accounted for as an operating lease. As a result of renegotiating the terms of the agreement, the lease is now classified as capital and has an initial value of $3.8 million with a term of 10 years and an interest rate of 2.9 percent.

Following is a summary of capital lease obligations at December 25, 2010 and December 26, 2009:

(in millions)	December 25, 2010	December 26, 2009
Gross payments	$28.6	$29.2
Less imputed interest	6.3	7.2
Total capital lease obligation	22.3	22.0
Less current maturity	1.4	1.5
Capital lease obligation—long-term portion	$20.9	$20.5
Note 8: Derivative Financial Instruments
The Company markets its products in almost 100 countries and is exposed to fluctuations in foreign currency exchange rates on the earnings, cash flows and financial position of its international operations. Although this currency risk is partially mitigated by the natural hedge arising from the Company’s local manufacturing in many markets, a strengthening U.S. dollar generally has a negative impact on the Company. In response to this fact, the Company uses financial instruments to hedge certain of its exposures and to manage the foreign exchange impact to its financial statements. At its inception, a derivative financial instrument used for hedging is designated as a fair value, cash flow or net equity hedge.
Fair value hedges are entered into with financial instruments such as forward contracts with the objective of limiting exposure to certain foreign exchange risks primarily associated with accounts receivable, accounts payable and non-permanent intercompany transactions. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in current earnings. In assessing hedge effectiveness, the Company excludes forward points, which are considered by the Company to be a component of interest expense. For 2010 and 2009, the forward points on fair value hedges resulted in a pretax gain of $6.0 million and $1.6 million, respectively.
The Company also uses derivative financial instruments to hedge foreign currency exposures resulting from certain forecasted purchases, and classifies these as cash flow hedges. The Company generally enters into cash flow hedge contracts for periods ranging from three to twelve months. The effective portion of the gain or loss on the hedging instrument is recorded in other comprehensive loss, and is reclassified into earnings as the transactions being hedged are recorded. As such, the balance at the end of the year in other comprehensive loss will be reclassified into earnings within the next twelve months. The associated asset or liability on the open hedges is recorded in other current assets or accrued liabilities as applicable. As of December 25, 2010, December 26, 2009 and December 27, 2008, the balance in other comprehensive income, net of tax, resulting from open foreign currency hedges designated as cash flow hedges was $0.5 million, $0.8 million and $2.9 million, respectively. The change in the balance in other comprehensive loss was a net gain (loss) of $(0.3) million, $(2.1) million and $2.8 million during the years ended December 25, 2010, December 26, 2009 and December 27, 2008, respectively. In assessing hedge effectiveness, the Company excludes forward points, which are included as a component of interest expense. For both 2010 and 2009, forward points on cash flow hedges resulted in a pretax loss of $2.6 million.
The Company also uses financial instruments such as forward contracts to hedge a portion of its net equity investment in international operations, and classifies these as net equity hedges. Changes in the value of these derivative instruments, excluding the ineffective portion of the hedges, are included in foreign currency translation adjustments within accumulated other comprehensive income. For the years ended 2010, 2009 and 2008, the Company recorded gains (losses) associated with these hedges of $(9.0) million, $(9.4) million and $10.2 million, respectively, in other comprehensive loss, net of tax. Due to the permanent nature of the investments, the Company does not anticipate reclassifying any portion of this amount to the income statement in the next 12 months. In assessing hedge effectiveness, the Company excludes forward points, which are included as a component of interest expense. For 2010 and 2009, forward points on net equity hedges resulted in a pretax loss of $8.0 million and $4.0 million, respectively.
While the Company’s net equity and fair value hedges mitigate its exposure to foreign exchange gains or losses, they result in an impact to operating cash flows as they are settled, whereas the hedged items do not generate offsetting cash flows. For the year ended December 25, 2010, the cash flow impact of these currency hedges was an outflow of $5.9 million.

Following is a listing of the Company’s outstanding forward contracts at fair value as of December 25, 2010 and December 26, 2009. Related to the forward contracts, the “buy” amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies and the “sell” amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies, all translated at the year-end market exchange rates for the U.S. dollar. All forward contracts are hedging net investments in certain foreign subsidiaries, cross-currency intercompany loans that are not permanent in nature, cross currency external payables and receivables, or forecasted purchases. Some amounts are between two foreign currencies:

Forward Contracts	2010		2009
(in millions)	Buy	Sell	Buy	Sell
Euro	$65.2		$8.5
U.S. dollar	21.0		96.9
Indonesian rupiah	17.5			$4.5
South Korean won	12.5		4.1
New Zealand dollar	4.4		3.2
Brazilian real	2.8			2.6
Danish krone	—		1.0
Swiss franc		$49.6		8.1
Japanese yen		11.9		1.7
Turkish lira		11.9		—
Canadian dollar		9.6		4.8
Argentine peso		7.6		5.7
Polish zloty		5.7		7.7
Australian dollar		5.5		5.8
British pound		3.3		2.4
Croatian kuna		2.6		2.7
Kazakhstan tenge		2.6		—
Thai baht		2.2		1.9
Hungarian forint		1.9		1.2
Norwegian krone		1.8		2.2
Czech koruna		1.6		3.2
Swedish krona		1.5		1.4
Ukraine hryvnia		1.3		—
South African rand		1.2	0.2
Russian ruble		1.0		5.2
Malaysian ringgit		0.3	10.1
Mexican peso		0.2		57.8
Philippine peso		—		5.5
Other currencies (net)		1.9		2.4
	$123.4	$125.2	$124.0	$126.8
In agreements to sell foreign currencies in exchange for U.S. dollars, for example, an appreciating dollar versus the opposing currency would generate a cash inflow for the Company at settlement with the opposite result in agreements to buy foreign currencies for U.S. dollars. The above noted notional amounts change based upon changes in the Company’s outstanding currency exposures.
The 2007 Credit Agreement has a requirement that the Company keep at least 40 percent of total borrowings at a fixed interest rate through September 2012. In September 2007, the Company entered into four interest rate swap agreements with notional values totaling $325 million that expire in 2012. Under the terms of these swap agreements, the Company receives a floating rate equal to the 3 month U.S. dollar LIBOR and pays a weighted average fixed rate of about 4.8 percent plus the spread under the 2007 Credit Agreement, which was 62.5 basis points as of December 25, 2010.

During 2008, the Company entered into forward interest rate agreements that swapped the Company’s LIBOR –based floating obligation into a fixed obligation for $200 million in 2009 and $100 million in 2010. The Company paid a weighted average rate of about 2.2 percent on the $200 million for 2009 and about 1.9 percent on the $100 million for 2010, plus the spread under the 2007 Credit Agreement. Both of these agreements had expired by the end of 2010.
The continuing swap agreements, combined with a contractual spread dictated by the 2007 Credit Agreement, which was 62.5 basis points as of December 25, 2010, gave the Company an all-in effective rate of about 4.5 percent on these borrowings. These swap agreements have been designated as cash flow hedges with interest payments designed to perfectly match the interest payments under the term loans due in 2012. The fair value of all these hedges was a net payable of $23.1 million ($14.7 million net of tax) and $27.9 million ($17.6 million net of tax) as of December 25, 2010 and December 26, 2009, respectively, which is mainly included as a component of accumulated other comprehensive income. In 2009, the Company made a voluntary prepayment on its term debt resulting in some interest rate swaps becoming partially ineffective. As a result, the Company recorded a $0.4 million loss to interest expense on the Consolidated Statement of Income for the year ended December 26, 2009. The interest rate swaps continued to be ineffective in 2010 with a minimal impact. As noted above, the swaps entered into in 2008 have expired and as such the remaining interest rate swaps are effective as of December 25, 2010.
The following tables summarize the Company’s derivative positions and the impact they have on the Company’s financial position as of December 25, 2010 and December 26, 2009:

December 25, 2010
Derivatives designated as hedging instruments(in millions)	Asset derivatives		Liability derivatives
	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate contracts	Non-trade amounts receivable	$—	Other Liabilities	$23.1
Foreign exchange contracts	Non-trade amounts receivable	16.1	Accrued liabilities	17.7
Total derivatives designated as hedging instruments		$16.1		$40.8

December 26, 2009
Derivatives designated as hedging instruments(in millions)	Asset derivatives		Liability derivatives
	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate contracts	Non-trade amounts receivable	$—	Other liabilities	$27.9
Foreign exchange contracts	Non-trade amounts receivable	16.3	Accrued liabilities	17.4
Total derivatives designated as hedging instruments		$16.3		$45.3
The following tables summarize the Company’s derivative positions and the impact they had on the Company’s results of operations and comprehensive income for the year ended December 25, 2010:

Derivatives designated as fair value hedges(in millions)	Location of gain or (loss) recognized in income on derivatives	Amount of gain or (loss) recognized in income on derivatives	Location of gain or (loss) recognized in income on related hedged items	Amount of gain or (loss) recognized in income on related hedged items
Foreign exchange contracts	Other expense	$8.5	Other expense	$(9.0)

Derivatives designated as cash flow and net equity hedges(in millions)	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)	Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Location of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Amount of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Cash flow hedging relationships
Interest rate contracts	$4.6	Interest expense	$—	Interest expense	$0.2
Foreign exchange contracts	(0.2)	Cost of products sold and DS&A	0.6	Interest expense	(2.6)
Net equity hedging relationships
Foreign exchange contracts	(14.1)	Other expense	—	Interest expense	(8.0)
The following tables summarize the Company’s derivative positions and the impact they had on the Company’s results of operations and comprehensive income for the year ended December 26, 2009:

Derivatives designated as fair value hedges(in millions)	Location of gain or (loss) recognized in income on derivatives	Amount of gain or (loss) recognized in income on derivatives	Location of gain or (loss) recognized in income on related hedged items	Amount of gain or (loss) recognized in income on related hedged items
Foreign exchange contracts	Other expense	$32.6	Other expense	$(32.8)

Derivatives designated as cash flow and net equity hedges(in millions)	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)	Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Location of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Amount of gain or (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Cash flow hedging relationships
Interest rate contracts	$8.5	Interest expense	$—	Interest expense	$(0.4)
Foreign exchange contracts	(0.5)	Cost of products sold and DS&A	4.3	Interest expense	(2.6)
Net equity hedging relationships
Foreign exchange contracts	(14.8)	Other expense	—	Interest expense	(4.0)
The Company’s theoretical credit risk for each derivative instrument is its replacement cost, but management believes that the risk of incurring credit losses is remote and such losses, if any, would not be material. The Company is also exposed to market risk on its derivative instruments due to potential changes in foreign exchange rates; however, such market risk would be partially offset by changes in the valuation of the underlying items being hedged. For all outstanding derivative instruments, the net accrued losses were $24.7 million, $29.0 million and $40.4 million at December 25, 2010, December 26, 2009 and December 27, 2008, respectively, and were recorded either in accrued liabilities or other assets, depending upon the net position of the individual contracts. While certain of the Company’s fair value hedges of non-permanent intercompany loans mitigate its exposure to foreign exchange gains or losses, they result in an impact to operating cash flows as the hedges are settled. However, the cash flow impact of certain of these exposures is in turn partially offset by hedges of net equity and other forward contracts. The notional amounts shown above change based upon the Company’s outstanding exposure to fair value fluctuations.

Note 9: Fair Value Measurements
The Company applies the applicable accounting guidance for fair value measurements. This guidance provides the definition of fair value, describes the method used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements.
The fair value hierarchy established under this guidance prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant.
Some fair value measurements, such as those related to foreign currency forward contracts and interest rate swaps, are performed on a recurring basis, while others, such as those related to evaluating goodwill and other intangibles for impairment, are performed on a nonrecurring basis.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis as of December 25, 2010

Description of Assets(in millions)	December 25, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds	$30.2	$30.2	$—	$—
Foreign currency derivative contracts	16.1	—	16.1	—
Total	$46.3	$30.2	$16.1	$—

Description of Liabilities (in millions)	December 25, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swaps	$23.1	$—	$23.1	$—
Foreign currency derivative contracts	17.7	—	17.7	—
Total	$40.8	$—	$40.8	$—

Assets and Liabilities Recorded at Fair Value on a Recurring Basis as of December 26, 2009

Description of Assets(in millions)	December 26, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Foreign currency derivative contracts	$16.3	$—	$16.3	$—

Description of Liabilities(in millions)	December 26, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swaps	$27.9	$—	$27.9	$—
Foreign currency derivative contracts	17.4	—	17.4	—
Total	$45.3	$—	$45.3	$—
The Company markets its products in almost 100 countries and is exposed to fluctuations in foreign currency exchange rates on the earnings, cash flows and financial position of its international operations. The Company uses financial instruments to hedge certain of its exposures and to manage the foreign exchange impact to its financial statements. As of December 25, 2010 and December 26, 2009, the Company held foreign currency forward contracts to hedge various currencies which had a net fair value of negative $1.6 million and $1.1 million, respectively, based on third party quotations. Changes in fair market value are recorded either in other comprehensive income or earnings depending on the designation of the hedge as outlined in Note 8 to the Consolidated Financial Statements.
The fair value of interest rate swap contracts is based on the discounted net present value of the swap using third party quotes. Changes in fair market value are recorded in other comprehensive income, and any changes resulting from ineffectiveness are recorded in current earnings. The Company recorded $0.4 million to interest expense in 2009 related to ineffective interest rate swap hedges resulting from the Company’s voluntary prepayment of term debt.
Included in the Company’s cash equivalents balance as of December 25, 2010 was $30.2 million in money market funds, which are highly liquid investments with a maturity of three months or less. These assets are classified within Level 1 of the fair value hierarchy as the money market funds are valued using quoted market prices in active markets. There were no such amounts held as of December 26, 2009.
Assets and Liabilities Recorded at Fair Value on a Non-recurring Basis
As previously outlined in Note 6 to the Consolidated Financial Statements, the Company recorded goodwill and intangible impairments in the second quarter of 2009. The following table presents information about these assets measured at fair value on a non-recurring basis as of that date (June 27, 2009), and indicates the placement in the fair value hierarchy of the valuation techniques utilized to determine such fair value.

Description of Assets (in millions)	June 27, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Intangible assets	$50.1	$—	$—	$50.1
Goodwill	51.5	—	—	51.5
Total	$101.6	$—	$—	$101.6
In accordance with the guidance which addresses goodwill and intangible assets, goodwill allocated to the Nutrimetics and South African beauty reporting units was written down to its implied fair value of $41.5 million and $10.0 million, respectively, during the second quarter ended June 27, 2009. Additionally, intangible assets relating to the Company’s Nutrimetics, NaturCare and Avroy Shlain tradenames were written down to their implied fair value of $23.8 million, $20.0 million and $6.3 million, respectively, during the second quarter ended June 27, 2009.

The Company decided to begin selling a portion of the Swissgarde product line through its Avroy Shlain beauty business in South Africa and to cease operating the unit as an independent company in several markets in Southern Africa. As a result of this decision, the Company concluded that its intangible assets and goodwill were impaired and, in 2010, recorded a $2.1 million impairment to the Swissgarde tradename, a $0.1 million impairment related to the sales force intangible and a $2.1 million impairment to goodwill relating to the South African beauty reporting unit. As a result of these entries, the carrying values of the Swissgarde intangible assets were reduced to zero and the goodwill related to the South African beauty reporting unit was reduced to $9.8 million, which the Company determined was its implied fair value as of December 25, 2010.
Refer to Note 6 to the Consolidated Financial Statements for further discussion of goodwill and tradename impairments.
Fair Value of Financial Instruments
Due to their short maturities or their insignificance, the carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 25, 2010 and December 26, 2009. The Company’s term loans consist entirely of floating rate debt; however, the Company estimates that, based on current market conditions, the value of that debt was about $397 million compared to the carrying value of $405 million at December 25, 2010. The lower fair value results from the difference in the interest rate spread under the 2007 Credit Agreement, which was 62.5 basis points at the end of 2010, versus the interest spread that the Company believes it would have been able to obtain as of December 25, 2010.
Note 10: Subscriptions Receivable
In October 2000, a subsidiary of the Company adopted a Management Stock Purchase Plan (the MSPP), which provided for eligible executives to purchase Company stock using full recourse loans provided by the subsidiary. Under the MSPP, the Company loaned $13.6 million to 33 senior executives to purchase 847,000 common shares from treasury stock. In 2001 and 2002, an additional nine senior executives purchased 74,500 shares of common stock from treasury stock utilizing loans totaling $1.7 million. The loans had annual interest rates of 5.21 percent to 5.96 percent, and all dividends, while the loans were outstanding, were applied toward interest due. Each of the loans had scheduled repayment dates of 25 percent on the fifth and sixth anniversaries of the loan issuance, with the balance due on the eighth anniversary. During 2008, participants surrendered a total of 26,347 shares of the Company’s common stock at current market prices to satisfy loans totaling $0.6 million as part of both scheduled and voluntary repayments. In addition, participants made cash payments to satisfy loan and interest payment obligations totaling $1.8 million during 2008. Under the terms of the MSPP, if, at the scheduled repayment date, a loan remained outstanding and the Company’s stock price per share was below the market price when the loan was originated, the Company made cash bonus payments equal to the amount the value of the stock was below its purchase price, up to 25 percent of the outstanding principal on the loan then due. In 2008, there were immaterial cash bonus payments made under the plan. For each share purchased, an option on two shares was granted under the 2000 Incentive Plan. See Note 15 to the Consolidated Financial Statements. The outstanding loans were recorded as subscriptions receivable and were secured by the shares purchased. As of the end of 2008, all principal had been paid. No further loans or sales of stock are being made under this Plan.
In 2008, the Company returned to income $0.5 million of the provision recorded since the adoption of the MSPP for the potential cash bonus payments described above associated with principal amounts due in 2008. This was due to the associated loans being repaid prior to their due dates.
Note 11: Accumulated Other Comprehensive Loss

(in millions)	December 25, 2010	December 26, 2009
Foreign currency translation adjustments	$(196.2)	$(214.9)
Pension and retiree medical	(36.1)	(31.6)
Deferred loss on cash flow hedges	(14.2)	(16.8)
Total	$(246.5)	$(263.3)

Note 12: Statement of Cash Flow Supplemental Disclosure
For 2010 and 2008, the Company acquired $4.6 million and $3.6 million of property, plant and equipment under capital lease arrangements, respectively. The Company did not enter into any capital lease arrangements in 2009. In 2009, the Company began allowing participants the right to net share settle their stock options, where the Company issues a number of shares representing the value of the spread between the option exercise price and the then current market value of the shares subject to the option. In 2009, options for the purchase of 0.7 million shares, with an aggregate exercise price value of $12.9 million were exercised under this method. In 2010, a minimal amount of shares under option were exercised under this method. Employees are also allowed to use shares to pay withholding taxes up to the statutory minimum. In 2010 and 2009, this totaled $2.2 million and $6.2 million, respectively, which is included as a stock repurchase in the Consolidated Statements of Cash Flows. The Company has received, from time to time, shares to pay the exercise price by employees who exercise stock options (granted under employee stock incentive plans), which are commonly referred to as stock swap exercises. In 2008, 0.2 million shares at an aggregate cost of $3.8 million were surrendered to the Company under such exercises. Additionally, for the year end December 27, 2008, employees of the Company settled outstanding loans by returning Company stock worth $0.6 million that was acquired with proceeds of those loans.
Note 13: Income Taxes
For income tax purposes, the domestic and foreign components of income (loss) before taxes were as follows:

(in millions)	2010	2009	2008
Domestic	$(16.3)	$29.3	$6.5
Foreign	316.0	207.8	195.4
Total	$299.7	$237.1	$201.9
The provision (benefit) for income taxes was as follows:

(in millions)	2010	2009	2008
Current:
Federal	$(4.2)	$39.1	$24.8
Foreign	85.8	66.3	50.8
State	0.5	1.1	1.3
	82.1	106.5	76.9
Deferred:
Federal	(9.2)	(38.0)	(39.7)
Foreign	1.7	(6.2)	3.5
State	(0.5)	(0.3)	(0.2)
	(8.0)	(44.5)	(36.4)
Total	$74.1	$62.0	$40.5
The domestic and foreign components of income (loss) before taxes reflect an adjustment as required under a U.S.-Japanese advanced pricing agreement.

The differences between the provision for income taxes and income taxes computed using the U.S. federal statutory rate was as follows:

(in millions)	2010	2009	2008
Amount computed using statutory rate	$104.9	$83.0	$70.7
(Reduction) increase in taxes resulting from:
Net benefit from repatriating foreign earnings and direct foreign tax credits	(8.8)	(7.8)	(9.7)
Foreign income taxes	(21.7)	(11.2)	(24.7)
U.S. tax impact of foreign currency transactions	(0.2)	(1.3)	(5.1)
Impact of changes in Mexican legislation and revaluation of tax assets	(3.2)	4.5	6.6
Other changes in valuation allowances for deferred tax assets	2.1	2.9	2.6
Foreign and domestic tax audit settlement and adjustments	(1.8)	(9.1)	0.3
Other	2.8	1.0	(0.2)
Total	$74.1	$62.0	$40.5
The effective tax rates are below the U.S. statutory rate, primarily reflecting the availability of excess foreign tax credits as well as lower foreign effective tax rates. Included in the 2010 net benefit from repatriating foreign earnings and direct foreign tax credits caption above are a $16.1 million tax benefit of repatriating high tax foreign earnings and direct foreign tax credits and $22.3 million of certain previously unrecognized foreign tax credit benefits, partially offset by the $29.6 million U.S. tax cost due to repatriation of low tax foreign earnings in 2010.
Deferred tax (liabilities) assets were composed of the following:

(in millions)	2010	2009
Purchased intangibles	$(46.2)	$(48.5)
Other	(29.6)	(27.2)
Gross deferred tax liabilities	(75.8)	(75.7)
Credit and net operating loss carry forwards (net of unrecognized tax benefits)	343.1	304.6
Fixed assets basis differences	27.6	26.3
Employee benefits accruals	48.7	41.3
Postretirement benefits	13.5	14.6
Inventory	9.7	7.7
Accounts receivable	13.8	12.4
Depreciation	6.4	5.7
Deferred costs	25.0	27.2
Liabilities under interest rate swap contracts	8.5	10.3
Capitalized intangibles	20.6	16.9
Other accruals	40.7	62.4
Gross deferred tax assets	557.6	529.4
Valuation allowances	(99.8)	(99.0)
Net deferred tax assets	$382.0	$354.7

At December 25, 2010, the Company had domestic federal and state net operating loss carry forwards of $61.2 million, separate state net operating loss carry forwards of $106.5 million, and foreign net operating loss carry forwards of $541.5 million. Of the total foreign and domestic net operating loss carry forwards, $523.7 million expire at various dates from 2011 to 2030, while the remainder have unlimited lives. During 2010, the Company realized net cash benefits of $13.8 million related to foreign net operating loss carry forwards. At December 25, 2010 and December 26, 2009, the Company had estimated foreign tax credit carry forwards of $176.1 million and $129.2 million, respectively, most of which expire in the years 2014 through 2020 if not utilized. Deferred costs in 2010 include assets of $23.7 million related to advanced payment agreements entered into by the company with its foreign subsidiaries, which are expected to reverse over the next three years. At December 25, 2010 and December 26, 2009, the Company had valuation allowances against certain deferred tax assets totaling $99.8 million and $99.0 million, respectively. These valuation allowances relate to tax assets in jurisdictions where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated tax returns. The likelihood of realizing the benefit of deferred tax assets is assessed on an ongoing basis. Consequently, future material changes in the valuation allowance are possible. The credit and net operating loss carryforwards were impacted by an increase to federal foreign tax credit carryforwards (net of offsetting tax reserves) of $34.7 million. The change in the Other accruals caption above is impacted by the timing of realization of foreign exchange gains and losses in the United States as well as multiple other timing differences across various foreign jurisdictions. Certain prior year components of deferred tax (liabilities) assets have been reclassified to conform to current year presentation.
The Company paid income taxes, net, in 2010, 2009 and 2008 of $80.7 million, $85.2 million and $70.5 million, respectively. The Company has a foreign subsidiary which receives a tax holiday that expires in 2020. The net benefit of this and other expired tax holidays was $0.8 million, $0.7 million and $1.5 million in 2010, 2009 and 2008, respectively.
As of December 25, 2010 and December 26, 2009, the Company’s gross unrecognized tax benefit was $27.3 million and $53.1 million, respectively. The Company estimates that approximately $22.3 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2010	2009	2008
Balance, beginning of year	$53.1	$46.9	$41.1
Additions based on tax positions related to the current year	10.5	15.1	11.2
Additions for tax positions of prior years	2.8	0.7	2.1
Reductions for tax positions of prior years	(27.2)	(8.7)	(2.8)
Settlements	(11.3)	(0.5)	(1.3)
Reductions for lapse in statute of limitations	(0.9)	(2.1)	(1.9)
Impact of foreign currency rate changes versus the U.S. dollar	0.3	1.7	(1.5)
Balance, end of year	$27.3	$53.1	$46.9
Interest and penalties related to uncertain tax positions on the Company’s global operations are recorded as a component of the provision for income taxes. Accrued interest and penalties were $5.1 million and $12.4 million as of December 25, 2010 and December 26, 2009, respectively. Interest and penalties included in the provision for income taxes totaled $0.8 million and $0.9 million for 2010 and 2008, respectively. In 2009, the Company recorded a benefit of $1.0 million to the provision related to interest and penalties from the reversals of certain accruals made in previous years.
During 2010, the Company recognized $22.3 million of previously unrecognized foreign tax credit benefits as a result of the issuance of clarifying tax guidance and favorable tax developments. In addition, the gross unrecognized tax benefit decreased by $1.9 million as a result of favorable audit settlements in several foreign jurisdictions. During 2010, the Company settled uncertain Mexican tax positions with a payment of $15.6 million ($9.2 million in tax and $6.4 million in interest), which was subject to indemnification by a third party. As a result, the Company’s unrecognized tax benefit decreased by $4.2 million, and related accruals for interest and penalties decreased by $7.7 million. During the year, the accrual for uncertain tax positions also increased for the positions being taken in various tax filings. The accrual is also impacted by changes in foreign exchange rates.

In the year ended December 26, 2009, the Company’s gross unrecognized tax benefit increased by $4.1 million and related accruals for interest and penalties were increased by $7.5 million as a result of identifying uncertain tax positions related to certain entities in Mexico for which the Company is indemnified. Also during 2009, the Company reduced its liability by $7.3 million and related interest and penalties were decreased by $1.8 million as a result of a settlement of audits in Germany and completion of a renewed advance pricing agreement in France. In addition, the company reduced its liability by $2.1 million due to the expiration of statutes of limitation in various jurisdictions.
The Company operates globally and files income tax returns in the United States federal, various state, and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company is no longer subject to income tax examination in the following major jurisdictions: for U.S. federal tax for years before 2002, Australia (2005), France (2005), Germany (2003), India (1999), Italy (2004), Mexico (2001), and South Korea (2010) with limited exceptions.
As of December 25, 2010 and December 26, 2009, the Company’s gross unrecognized tax benefit was $27.3 million and $53.1 million, respectively. The Company expects to settle one or more foreign audits in the next twelve months that will result in a decrease in the amount of accrual for uncertain tax positions of up to $2.0 million. For the remaining balance as of December 25, 2010, the Company is not able to reliably estimate the timing or ultimate settlement amount. While the Company does not currently expect material changes, it is possible that the amount of unrecognized benefit with respect to the uncertain tax positions will significantly increase or decrease related to audits in various foreign jurisdictions that may conclude during that period or new developments that could also in turn impact the Company’s assessment relative to the establishment of valuation allowances against certain existing deferred tax assets. At this time, the Company is not able to make a reasonable estimate of the range of impact on the balance of unrecognized tax benefits or the impact on the effective tax rate related to these items.
As of December 25, 2010, the Company had $845.8 million of undistributed earnings of international subsidiaries. The Company has not provided for U.S. deferred income taxes on these undistributed earnings because of its intention to indefinitely reinvest these earnings. The determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.
The Company recognized $7.3 million, $16.2 million and $9.4 million of benefits for deductions associated with the exercise of employee stock options in 2010, 2009 and 2008, respectively. These benefits were added directly to paid-in capital, and were not reflected in the provision for income taxes.
Note 14: Retirement Benefit Plans
Pension Plans. The Company has various defined benefit pension plans covering substantially all domestic employees, employed as of June 30, 2005, except those employed by BeautiControl, and certain employees in other countries. In addition to providing pension benefits, the Company provides certain postretirement healthcare and life insurance benefits for selected U.S. and Canadian employees. Employees may become eligible for these benefits if they reach normal retirement age while working for the Company or satisfy certain age and years of service requirements. The medical plans are contributory for most retirees with contributions adjusted annually, and contain other cost-sharing features, such as deductibles and coinsurance. The medical plans include an allowance for Medicare for post-65 age retirees. Most employees and retirees outside the United States are covered by government healthcare programs.

The Company uses its fiscal year end as the measurement date for its plans. The funded status of all of the Company’s plans was as follows:

	U.S. plans				Foreign plans
	Pension benefits		Postretirement benefits		Pension benefits
(in millions)	2010	2009	2010	2009	2010	2009
Change in benefit obligations:
Beginning balance	$54.1	$50.2	$38.4	$40.4	$164.6	$145.0
New plan, beginning balance	—	—	—	—	—	3.2
Service cost	1.0	0.9	0.1	0.1	8.4	6.6
Interest cost	2.6	2.8	1.8	2.5	7.4	6.9
Actuarial (gain) loss	3.9	1.8	(0.9)	(0.5)	8.7	6.7
Benefits paid	(2.3)	(1.6)	(2.9)	(4.1)	(17.2)	(10.7)
Impact of exchange rates	—	—	0.1	—	1.5	6.2
Plan participant contributions	—	—	—	—	4.8	1.7
Settlements	(0.1)	—	—	—	(5.0)	(1.0)
Curtailments/Amendments	—	—	—	—	(0.6)	—
Ending balance	$59.2	$54.1	$36.6	$38.4	$172.6	$164.6
Change in plan assets at fair value:
Beginning balance	$26.2	$23.1	$—	$—	$82.1	$64.2
Actual return on plan assets	4.2	4.8	—	—	4.3	4.9
Company contributions	0.1	0.2	2.9	4.1	12.4	16.9
Plan participant contributions	—	—	—	—	5.0	2.1
Benefits and expenses paid	(2.7)	(1.9)	(2.9)	(4.1)	(15.7)	(9.9)
Impact of exchange rates	—	—	—	—	2.2	4.4
Settlements	—	—	—	—	(5.4)	(0.5)
Ending balance	$27.8	$26.2	$—	$—	$84.9	$82.1
Funded status of plans	$(31.4)	$(27.9)	$(36.6)	$(38.4)	$(87.7)	$(82.5)
Unrecognized actuarial loss	19.7	18.6	9.0	9.9	33.2	27.1
Unrecognized prior service cost/(benefit)	—	0.2	(6.7)	(7.5)	(1.7)	(1.0)
Net amount recognized	$(11.7)	$(9.1)	$(34.3)	$(36.0)	$(56.2)	$(56.4)
Amounts recognized in the balance sheet consisted of:

(in millions)	December 25, 2010	December 26, 2009
Accrued benefit liability	$(155.7)	$(148.8)
Accumulated other comprehensive loss (pretax)	53.5	47.3
Net amount recognized	$(102.2)	$(101.5)
Items not yet recognized as a component of pension expense as of December 25, 2010 and December 26, 2009 consisted of:

	2010		2009
(in millions)	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits
Prior service cost (benefit)	$(1.7)	$(6.7)	$(0.8)	$(7.5)
Net actuarial loss	52.9	9.0	45.7	9.9
Accumulated other comprehensive loss (pretax)	$51.2	$2.3	$44.9	$2.4

Components of other comprehensive income (loss) for the years ended December 25, 2010 and December 26, 2009 consisted of the following:

	2010		2009
(in millions)	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits
Net prior service (cost) benefit	$0.9	$(0.8)	$1.6	$(0.8)
Net actuarial gain (loss)	(7.2)	0.9	(1.3)	1.3
Other comprehensive income (loss)	$(6.3)	$0.1	$0.3	$0.5
In 2011, the Company expects to recognize approximately $0.9 million of the prior service benefit and $4.4 million of the net actuarial loss, as components of pension and postretirement expense.
The accumulated benefit obligation for all defined benefit pension plans at December 25, 2010 and December 26, 2009 was $205.9 million and $194.2 million, respectively. At December 25, 2010 and December 26, 2009, the accumulated benefit obligations of certain pension plans exceeded those plans’ assets. For those plans, the accumulated benefit obligations were $152.8 million and $137.4 million, and the fair value of their assets was $55.0 million and $47.2 million as of December 25, 2010 and December 26, 2009, respectively. The accrued benefit cost for the pension plans is reported in accrued liabilities and other long-term liabilities.
The costs associated with all of the Company’s plans were as follows:

	Pension benefits			Postretirement benefits
(in millions)	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost and expenses	$9.4	$7.5	$8.5	$0.1	$0.1	$0.1
Interest cost	10.0	9.7	9.9	1.8	2.5	2.4
Return on plan assets	(6.5)	(5.7)	(13.1)	—	—	—
Settlement/Curtailment	2.2	—	(0.7)	—	—	—
Recognized net actuarial loss	—	0.2	7.1	—	—	—
Net deferral	3.2	3.8	2.0	(0.4)	(0.5)	(0.2)
Net periodic benefit cost	$18.3	$15.5	$13.7	$1.5	$2.1	$2.3
Weighted average assumptions:
U.S. plans
Discount rate	5.1%	5.8%	6.0%	5.3%	5.8%	6.0%
Return on plan assets	8.3	8.3	8.5	n/a	n/a	n/a
Salary growth rate	5.0	5.0	5.0	n/a	n/a	n/a
Foreign plans
Discount rate	4.3%	5.0%	4.7%	n/a	n/a	n/a
Return on plan assets	4.4	4.8	4.5	n/a	n/a	n/a
Salary growth rate	3.0	3.1	3.1	n/a	n/a	n/a
The Company has established strategic asset allocation percentage targets for significant asset classes with the aim of achieving an appropriate balance between risk and return. The Company periodically revises asset allocations, where appropriate, in an effort to improve return and manage risk. The estimated rate of return is based on long-term expectations given current investment objectives and historical results. The expected rate of return assumption used by the Company to determine the benefit obligation for its U.S. and foreign plans for 2010 was 8.3 percent and 4.4 percent, respectively, and 8.3 percent and 4.8 percent for 2009, respectively.
The Company determines the discount rate primarily by reference to rates of high-quality, long term corporate and government bonds that mature in a pattern similar to the expected payments to be made under the plans. The weighted average discount rates used to determine the benefit obligation for the U.S. and foreign plans for 2010 were 4.7 percent and 4.3 percent, respectively, and 5.1 percent and 5.0 percent, respectively, for 2009.

The assumed healthcare cost trend rate for 2010 was 7.3 percent for both post-65 age participants and pre-65 age participants, decreasing to 5.0 percent in 2017. The healthcare cost trend rate assumption could have a significant effect on the amounts reported. A one percentage point change in the assumed healthcare cost trend rates would have the following effects:

	One percentage point
(in millions)	Increase	Decrease
Effect on total of service and interest cost components	$0.1	$(0.1)
Effect on post-retirement benefit obligation	2.3	(2.0)
The Company sponsors a number of pension plans in the U.S. and in certain foreign countries. There are separate investment strategies in the United States and for each unit operating internationally that depend on the specific circumstances and objectives of the plans and/or to meet governmental requirements. The Company’s overall strategic investment objectives are to preserve the desired funded status of its plans and to balance risk and return through a wide diversification of asset types, fund strategies and investment managers. The asset allocation depends on the specific strategic objectives for each plan and is rebalanced to obtain the target asset mix if the percentages fall outside of the range considered to be acceptable. The investment policies are reviewed from time to time to ensure consistency with long-term objectives. Options, derivatives, forward and futures contracts, short positions, or margined positions may be held in reasonable amounts as deemed prudent. For plans that are tax-exempt, any transactions that would jeopardize this status are not allowed. Lending of securities is permitted in some cases in which appropriate compensation can be realized. The Company’s plans do not invest directly in its own stock; however, this does not mean investment in insurance company accounts or other commingled or mutual funds, or any index funds may not hold securities of the Company. The investment objectives of each unit are more specifically outlined below.
The Company’s weighted-average asset allocations at December 25, 2010 and December 26, 2009 by asset category were as follows:

	2010		2009
Asset Category	U.S. plans	Foreign plans	U.S. plans	Foreign plans
Equity securities	64%	30%	63%	31%
Debt securities	36	13	37	14
Real estate	—	1	—	1
Cash and money market investments	—	9	—	9
Guaranteed contracts	—	47	—	45
Total	100%	100%	100%	100%

The fair value of the Company’s pension plan assets at December 25, 2010 by asset category is as follows:

Description of Assets(in millions)		December 25, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Domestic plans:
	Common/collective trust (a)	$27.8	$—	$27.8	$—
Foreign plans:
Australia	Investment fund (b)	6.4	—	6.4	—
Switzerland	Guaranteed insurance contract (c)	30.5	—	—	30.5
Germany	Guaranteed insurance contract (c)	5.4	—	—	5.4
Belgium	Mutual fund (d)	19.2	—	19.2	—
Austria	Euro bond fund (e)	1.1	—	1.1	—
Korea	Guaranteed insurance contract (c)	4.3	—	—	4.3
Japan	Common/collective trust (f)	8.4	—	8.4	—
	Money market fund (f)	6.0	6.0	—	—
Philippines	Fixed income securities (g)	3.6	3.6	—	—
Total		$112.7	$9.6	$62.9	$40.2

(a)
The investment strategy of the U.S. pension plan is to seek to achieve each year a return greater than or equal to the return that would have been earned by a portfolio invested approximately 60 percent in equity securities and 40 percent in fixed income securities. The common trusts currently hold 64 percent of its assets in equity securities (33 percent large U.S. stocks, 21 percent small U.S. stocks, and 10 percent international stocks) and 36 percent in fixed income securities. The common trusts are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds (equity securities and fixed income securities) are valued using quoted market prices.

(b)
The strategy of this fund is to achieve a long-term net return of at least 4 percent above inflation based on the Australian consumer price index. The investment strategy is to invest mainly in equities and property, which are expected to earn higher returns over the long term. The fair value of the fund is determined using the net asset value per share using quoted market prices or other observable inputs in active markets. As of December 25, 2010, this fund held investments in Australian equities (37 percent), other equities of listed companies outside of Australia (27 percent), real estate (19 percent), government and corporate bonds (11 percent) and cash (6 percent).

(c)
The strategy of the Company’s plans in Germany, Korea and Switzerland is to seek to ensure the future benefit payments of their participants and manage market risk. This is achieved by funding the pension obligations through guaranteed insurance contracts. The plan assets operate similar to investment contracts whereby the interest rate, as well as the surrender value, is guaranteed. The fair value is determined as the contract value, using a guaranteed rate of return which will increase if the market performance exceeds that return.

(d)
The strategy of the Belgian plan is to seek to achieve each year a return greater than or equal to the return that would have been earned by a portfolio invested approximately 60 percent in equity securities and 40 percent in fixed income securities. The fair value of the fund is calculated using the net asset value per share as determined by the quoted market prices of the underlying investments. This fund holds equities of large-cap European companies (33 percent), small-cap European companies (22 percent), equities outside of Europe, mainly in the U.S. and emerging markets (12 percent), and the remaining amount in bonds, primarily from European and U.S. governments (33 percent).

(e)	This fund invests in highly-rated euro government bonds. The fair value of the bond fund is determined using quoted market prices of the underlying assets included in the fund.

(f)
The Company’s strategy is to invest approximately 60 percent of assets to benefit from the higher expected returns from long-term investments in equities and to invest 40 percent of assets in short-term low investment risk instruments to fund near term benefits payments. The target allocation for plan assets to implement this strategy is 50 percent equities in Japanese listed securities, 7 percent in equities outside of Japan and 43 percent in cash and other short-term investments. The equity investment has been achieved through a collective trust that at year end 2010 held 59 percent in total funded assets. Of the amount held in the collective trust, 87 percent was invested in Japanese equities, and 13 percent was invested in equities of companies based outside of Japan. The fair value of the collective trust is determined by the market value of the underlying shares, which are traded in active markets. At year end 2010, 41 percent of the plan assets were held in a money market fund. The money market fund is a highly liquid investment and is valued using quoted market prices in active markets.

(g)	The investment strategy in the Philippines is to invest in low risk domestic fixed-income earnings securities. Assets include, but are not limited to, Philippine peso denominated treasury bills, treasury bonds, treasury notes and other government securities fully guaranteed by the Philippine government. The amounts held at year end were valued using quoted bid prices on similarly termed government securities.
The following table presents a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs (Level 3):

Level 3
Beginning balance at December 26, 2009	$35.7
Realized gains	1.8
Purchases, sales and settlements, net	0.8
Impact of exchange rates	1.9
Ending balance at December 25, 2010	$40.2
The Company expects to contribute $18.9 million to its U.S. and foreign pension plans and $3.2 million to its other U.S. postretirement benefit plan in 2011.
The Company also has several savings, thrift and profit-sharing plans. Its contributions to these plans are in part based upon various levels of employee participation. The total cost of these plans was $8.9 million, $7.8 million and $7.4 million for 2010, 2009 and 2008, respectively.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the Company’s foreign and U.S. plans:

Years	Pension benefits	Postretirement benefits	Subsidy Receipts	Total
2011	$15.8	$3.6	$0.4	$19.0
2012	12.5	3.6	0.4	15.7
2013	14.0	3.6	0.4	17.2
2014	33.9	3.6	0.4	37.1
2015	13.5	3.6	0.4	16.7
2016-2020	82.9	16.0	2.0	96.9
Included in the postretirement benefits in the table above are expected payments for prescription drug benefits. As a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Company expects subsidy receipts of $4.0 million from 2011 through 2020 related to these prescription drug benefits.
Note 15: Incentive Compensation Plans
Incentive Plans. On May 12, 2010, the shareholders of the Company approved the adoption of the Tupperware Brands Corporation 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides for the issuance of cash and stock-based incentive awards to employees, directors and certain non-employee participants. Stock-based awards may be in the form of performance awards, stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. Under the plan, awards that are canceled or expire are added back to the pool of available shares. The number of shares of the Company’s common stock available for stock-based awards under the plan totaled 4,750,000, plus any remaining shares available for issuance under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands Corporation Director Stock Plan. Shares may no longer be granted under these plans. The total number of shares available for grant under the 2010 Incentive Plan as of December 25, 2010 was 5,267,393.
All options’ exercise prices are equal to the underlying shares’ grant-date market values. Outstanding unvested options generally vest in one-third increments on the anniversary of the grant date in each of the following three years; however, certain options granted in 2000 and 2001 have terms that provide for vesting after seven years, or earlier if certain stock price appreciation goals are attained. All of these options had vested by the end of 2008.

Under the 2010 Incentive Plan, non-employee directors are obligated to receive one-half of their annual retainers in the form of stock and may elect to receive the balance of their annual retainers in the form of stock or cash. In addition, each non-employee director is eligible to receive a stock award in such form, at such time and in such amount as may be determined by the Nominating and Governance Committee of the Board of Directors.
Stock Options
Stock options to purchase the Company’s common stock are granted to employees, upon approval by the Company’s Board of Directors, with an exercise price equal to the fair market value of the stock on the date of grant. Options generally become exercisable in three years in equal installments beginning one year from the date of grant and generally expire 10 years from the date of grant. The fair value of the Company’s stock options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2010	2009	2008
Dividend yield	2.7%	3.5%	2.6%
Expected volatility	40%	39%	35%
Risk-free interest rate	2.0%	2.9%	2.9%
Expected life	8 years	8 years	8 years
Stock option activity for 2010 under all of the Company’s Incentive Plans is summarized in the following table.

	Outstanding		Exercisable
Stock options	Shares subject to option	Weighted average exercise price per share	Options exercisable at year end	Weighted average exercise price per share
Balance at December 26, 2009	4,012,277	$24.08	2,779,618	$21.27
Granted	377,100	47.31
Expired/Forfeited	(27,467)	26.18
Exercised	(826,706)	20.28
Balance at December 25, 2010	3,535,204	$27.43	2,591,135	$23.69
The intrinsic value of options exercised during 2010, 2009 and 2008 totaled $22.0 million, $54.9 million and $23.0 million, respectively. The average remaining contractual life on outstanding and exercisable options was 6.1 years and 5.1 years, at the end of 2010. The weighted average estimated grant date fair value of 2010, 2009 and 2008 option grants was $15.71, $12.64 and $5.51 per share, respectively.
In January 2009, the terms of then-outstanding stock options were modified to allow employees to net share settle when exercising their stock options. This modification of the awards had no material impact.
Performance awards, Restricted Stock and Restricted Stock Units
The Company also grants performance awards, restricted stock and restricted stock units to its employees and directors. The Company has time-vested and performance-vested awards which typically have initial vesting periods ranging from one to six years. Compensation expense associated with restricted stock and restricted stock units is equal to the market value of the Company’s common stock on the date of grant, and for time-vested awards is recorded straight-line over the required service period. For performance-vested awards, expense is recorded based on the probability of achieving the performance criteria over the required service period.

The Company’s performance-vested awards, granted under its performance share plan, provide incentive opportunity based on the overall success of the Company, as reflected through cash flow and earnings per share achieved over a three year performance period. The program is based upon a pre-defined number of performance share units, depending on achievement under the performance measures and can be up to 150 percent of shares initially granted. Prior to 2009, the Company paid out the awards associated with this program in cash. In November 2008, the Company modified this program, and beginning with the performance period ended in 2009, the awards have been made in the Company’s common stock. This change was accounted for as a modification of the running plans from liability based awards to equity based awards. As a result, the Company reclassified $1.6 million from long-term liabilities to additional paid in capital during the year ended December 27, 2008. The Company will continue to record expense on these awards based on the probability of achieving the performance conditions over the three year performance period; however, the Company will no longer remeasure the fair value of the awards, as had been the case previously, as the per share value of the awards was fixed on the date the awards were modified. The Company paid, in cash to participants, $3.0 million for the plan ending in 2008.
In 2010, as a result of improved performance, the Company increased the estimated number of shares expected to vest by a total of 30,692 shares for the three performance share plans running during 2010.
Performance award, restricted stock and restricted stock unit activity in 2010, under all of the Company’s Incentive Plans, is summarized in the following table:

	Shares outstanding	Weighted average grant date fair value
Balance at December 26, 2009	1,060,846	$21.22
Granted	184,560	46.59
Performance share adjustments	30,692	37.82
Vested	(251,991)	23.00
Forfeited	(36,368)	25.67
Balance at December 25, 2010	987,739	$25.86
The fair value of performance awards, restricted stock and restricted stock units vested in 2010, 2009 and 2008 was $11.8 million, $4.2 million and $5.5 million, respectively.
Compensation expense associated with performance awards, restricted stock and restricted stock units that settle in stock is equal to the market value of the shares on the date of grant and is recorded pro rata over the requisite service period. For awards which are paid in cash, compensation expense is remeasured each reporting period based on the market value of the shares and is included as a liability on the Consolidated Balance Sheets. Shares outstanding under cash settled awards totaled 10,651, 7,969 and 6,850 shares as of December 25, 2010, December 26, 2009 and December 27, 2008, respectively. As of December 25, 2010 and December 26, 2009, these cash settled awards had a fair value of $0.5 million and $0.4 million, respectively.
Compensation expense associated with all employee stock-based compensation was $14.8 million, $13.2 million and $8.5 million in 2010, 2009 and 2008, respectively. The tax benefit associated with this compensation expense was $5.4 million, $4.8 million and $3.1 million in 2010, 2009 and 2008, respectively. As of December 25, 2010, total unrecognized stock based compensation expense related to all unvested stock-based awards was $17.6 million, which is expected to be recognized over a weighted average period of 28 months.
Expense related to earned cash performance awards of $23.6 million, $25.1 million and $22.5 million was included in the Consolidated Statements of Income for 2010, 2009 and 2008, respectively.
Stock from treasury shares was issued during 2009 when stock options were exercised until all such shares were issued, which occurred during the first quarter. Subsequently, the Company began using previously unissued shares and then began repurchasing shares in the third quarter of 2009. Some of these shares were then used to satisfy option exercises. The Company’s Board of Directors, in February 2010, approved a revised program for repurchasing shares with an aggregate cost up to $350 million until February 1, 2015. The Company expected, at that time, to use proceeds from stock option exercises and excess cash generated by the business to offset dilution associated with the Company’s equity incentive plans with the intention of keeping the number of shares outstanding at about 63 million. On January 31, 2011, the Company’s board increased the share repurchase authorization by $250 million to $600 million. The authorization continues to run until February 1, 2015. The Company plans to accelerate its share repurchases to use each year’s proceeds from stock option exercises, along with cash available at the end of the prior year. Repurchases are expected to be made evenly through the year.
During 2010, 2009 and 2008, the Company repurchased 1.3 million, 1.8 million and 0.6 million shares at an aggregate cost of $60.3 million, $77.0 million and $22.7 million, respectively. Since inception of the program in May 2007 and through December 25, 2010, the Company had repurchased 5.1 million shares at an aggregate cost of $201.6 million.
Note 16: Segment Information
The Company manufactures and distributes a broad portfolio of products primarily through independent direct sales consultants. Certain operating segments have been aggregated based upon consistency of economic substance, geography, products, production process, class of customers and distribution method.
Effective with the first quarter of 2011, the Company has changed its segment reporting to better reflect the geographic distribution of its business. Consequently, the Company no longer has a Beauty Other segment, and the businesses previously reported in that segment are now reported as follows: Tupperware Brands Philippines in Asia Pacific; the Company's Central America businesses in Tupperware North America; the Nutrimetics businesses in Europe and Asia Pacific (as applicable); and the businesses in South America as a separate geographic segment. Comparable information from 2010, 2009 and 2008 have been revised to conform to the new presentation.
The Company’s reportable segments include the following businesses:

Europe
Primarily design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware® brand. Europe also includes Avroy Shlain® and Nutrimetics® units that sell beauty and personal care products. Asia Pacific also sells beauty and personal care products in its NaturCare® and Nutrimetics® units and Fuller Cosmetics® in certain units.

Asia Pacific
Tupperware North America
Beauty North America
Premium cosmetics, skin care and personal care products marketed under the BeautiControl® and Armand Dupree® brands in the United States, Canada and Puerto Rico and the Fuller Cosmetics® brand in Mexico and Central America.

South America	Both houseware and beauty products under the Fuller®, Nuvo® and Tupperware® brands.
Worldwide sales of beauty and personal care products totaled $666.6 million, $622.6 million and $711.2 million in 2010, 2009 and 2008, respectively.

(in millions)	2010	2009	2008
Net sales:
Europe	$796.0	$768.9	$789.2
Asia Pacific	584.0	494.0	451.8
Tupperware North America	331.5	296.9	306.4
Beauty North America	406.0	391.6	460.7
South America	182.9	176.1	153.7
Total net sales	$2,300.4	$2,127.5	$2,161.8
Segment profit (loss):
Europe	$147.1	$141.8	$121.2
Asia Pacific	111.8	84.9	65.3
Tupperware North America	52.8	40.3	29.2
Beauty North America	58.9	52.2	60.5
South America (e)	24.4	12.7	(4.5)
Total profit	395.0	331.9	271.7
Unallocated expenses	(56.8)	(51.9)	(39.8)
Gains on disposal of assets including insurance recoveries, net (a),(c)	0.2	21.9	24.9
Re-engineering and impairment charges (b)	(7.6)	(8.0)	(9.0)
Impairment of goodwill and intangible assets (d)	(4.3)	(28.1)	(9.0)
Interest expense, net	(26.8)	(28.7)	(36.9)
Income before income taxes	$299.7	$237.1	$201.9

(in millions)	2010	2009	2008
Depreciation and amortization:
Europe	$20.3	$21.9	$24.3
Asia Pacific	10.6	11.3	15.0
Tupperware North America	8.5	8.1	9.0
Beauty North America	6.9	7.0	9.3
South America	1.2	1.2	1.6
Corporate	2.2	2.2	1.4
Total depreciation and amortization	$49.7	$51.7	$60.6
Capital expenditures:
Europe	$26.1	$16.9	$21.8
Asia Pacific	11.5	7.5	11.2
Tupperware North America	7.2	4.6	6.5
Beauty North America	3.5	3.4	9.4
South America	4.1	5.0	3.6
Corporate	3.7	9.0	1.9
Total capital expenditures	$56.1	$46.4	$54.4
Identifiable assets:
Europe	$397.8	$409.2	$428.1
Asia Pacific	349.6	338.3	350.4
Tupperware North America	165.3	156.4	157.4
Beauty North America	419.2	405.8	412.0
South America	95.1	83.5	60.5
Corporate	588.8	425.6	381.4
Total identifiable assets	$2,015.8	$1,818.8	$1,789.8
—————

(a)
In 2002, the Company began to sell land held for development near its Orlando, Florida headquarters. There were no sales under this program in 2010 or 2009. During 2008, pretax gains from these sales were $2.2 million.

(b)	The re-engineering and impairment charges line provides for severance and other exit costs. See Note 2 to the Consolidated Financial Statements.
(c)
In 2010, the Company recognized a $0.2 million gain on the sale of property at Nutrimetics Australia. The Company recorded a pretax gain of $19.0 million and $22.2 million in 2009 and 2008, respectively, as a result of insurance recoveries from a 2007 fire in South Carolina. Pretax gains of $2.9 million were recognized in 2009 from the sale of property in Australia. In 2008, the Company recognized $1.1 million in gains from insurance recoveries related to flood damage in France and Indonesia and $0.6 million in losses from asset disposals in the Philippines.

(d)
Reviews of the value of the intangible assets related to the acquisition of the Sara Lee Direct Selling units acquired in 2005 resulted in the conclusion that the Nutrimetics, NaturCare and Avroy Shlain tradenames were impaired, as was the goodwill associated with the Nutrimetics and South African reporting units. This resulted in non-cash charges of $28.1 million and $9.0 million in 2009 and 2008, respectively. The Nutrimetics goodwill and tradename are included in the Europe and Asia Pacific Reporting segments, the NaturCare tradename is included in the Asia Pacific segment and the Avroy Shlain goodwill and tradename are included in the Europe segment. In 2010, the Company recorded an impairment of goodwill and intangible assets associated with the decision to begin selling certain Swissgarde products through the Avroy Shlain business in South Africa and to cease operating the Swissgarde business in other Southern Africa countries. See Note 6 to the Consolidated Financial Statements.

(e)
In the third and fourth quarter of 2009, the Company recorded $4.9 million and $3.5 million, respectively, in foreign currency losses associated with the cost to convert cash generated by the business in Venezuela at an exchange rate less favorable than had been used to translate the balance sheet at the time and to translate the Venezuelan balance sheet as of the end of the 2009 fiscal year, for the first time, at the parallel exchange rate rather than the official exchange rate in that country. See Note 1 to the Consolidated Financial Statements under the caption Foreign Currency Translation.

The following table reflects net goodwill allocated to each reporting segment as of December 25, 2010:

(in millions)	Europe	Asia Pacific	Tupperware North America	Beauty North America	South America (a)	Total
Net goodwill balance as previously reported December 25, 2010	$9.8	$35.4	$16.3	$160.5	$62.1	$284.1
Net Reclassifications of goodwill	7.4	47.7	—	—	(55.1)	—
Adjusted net goodwill balance	$17.2	$83.1	$16.3	$160.5	$7.0	$284.1
—————

(a)	Balance previously reported for December 25, 2010 was attributable to the Beauty Other segment, which has been realigned as of the first quarter of 2011 and renamed South America, as described above.
Sales and segment profit are from transactions with customers, with inter-segment profit eliminated. Sales generated by product line, except beauty and personal care, as opposed to Tupperware®, are not captured in the financial statements, and disclosure of the information is impractical. Sales to a single customer did not exceed 10 percent of total sales in any segment. Sales of Tupperware and beauty products to customers in Mexico were $421.0 million, $369.6 million and $429.3 million in 2010, 2009 and 2008, respectively. There was no other foreign country in which sales were material to the Company’s total sales. Sales of Tupperware and beauty products to customers in the United States were $265.4 million, $277.8 million and $295.6 million in 2010, 2009 and 2008, respectively. Unallocated expenses are corporate expenses and other items not directly related to the operations of any particular segment.
Corporate assets consist of cash and buildings and assets maintained for general corporate purposes. As of the end of 2010, 2009 and 2008, respectively, long-lived assets in the United States were $77.2 million, $90.7 million and $72.2 million.
As of December 25, 2010 and December 26, 2009, the Company’s net investment in international operations was $832.5 million and $813.6 million, respectively. The Company is subject to the usual economic, business and political risks associated with international operations; however, these risks are partially mitigated by the broad geographic dispersion of the Company’s operations.
Note 17: Commitments and Contingencies
The Company and certain subsidiaries are involved in litigation and various legal matters that are being defended and handled in the ordinary course of business. Included among these matters are environmental issues. The Company does not include estimated future legal costs in accruals recorded related to these matters. The Company believes that it is remote that the Company’s contingencies will have a material adverse effect on its financial position, results of operations or cash flow.
Kraft Foods, Inc., which was formerly affiliated with Premark International, Inc., the Company’s former parent, and Tupperware, has assumed any liabilities arising out of certain divested or discontinued businesses. The liabilities assumed include matters alleging product liability, environmental liability and infringement of patents. As part of the acquisition of the direct selling businesses of Sara Lee Corporation in December 2005, that company indemnified the Company for any liabilities arising out of any existing litigation at that time and for certain legal matters arising out of circumstances which might relate to periods before or after the date of the acquisition.
On December 11, 2007, the Company experienced a fire at its Hemingway, SC facility, causing complete destruction of its main finished goods warehouse and its contents. As of December 26, 2009, the Company had settled its claim with its insurance companies and it received a total of $18.9 million in proceeds in 2009, bringing the total settlement to $61.5 million to recover the value of destroyed inventory; property, plant and equipment; and costs associated with recovering from the fire. This resulted in $19.0 million and $22.2 million pretax gains related to the fire being recorded in 2009 and 2008, respectively. In 2008, the Company included $19.5 million of these proceeds in operating activities on its Consolidated Statement of Cash flows, as these proceeds related to destroyed inventory and certain fire related costs. The Company included $18.9 million and $6.4 million in proceeds in investing activities for 2009 and 2008, respectively, as they related to property, plant and equipment. The Company netted, in 2009, $8.2 million of proceeds against capital expenditures on the Consolidated Statements of Cash Flows, as these proceeds represented a direct reimbursement of costs associated with rebuilding the distribution capability of the Hemingway facility.

Leases. Rental expense for operating leases totaled $29.6 million in 2010, $29.5 million in 2009 and $31.8 million in 2008. Approximate minimum rental commitments under non-cancelable operating leases in effect at December 25, 2010 were: 2011—$29.2 million; 2012—$20.3 million; 2013—$9.1 million; 2014—$7.2 million; 2015—$5.9 million; and after 2015—$4.2 million. Leases included in the minimum rental commitments for 2011 and 2012 primarily relate to lease agreements for automobiles which generally have a lease term of 2-3 years with the remaining leases related to office, manufacturing and distribution space. It is common for lease agreements to contain various provisions for items such as step rent or other escalation clauses and lease concessions, which may offer a period of no rent payment. These types of items are considered by the Company and are recorded into expense on a straight line basis over the minimum lease terms. There are no material lease agreements containing renewal options. Certain leases require the Company to pay property taxes, insurance and routine maintenance.
Note 18: Quarterly Financial Summary (Unaudited)
Following is a summary of the unaudited interim results of operations for each quarter in the years ended December 25, 2010 and December 26, 2009.

(in millions, except per share amounts)	First quarter	Second quarter	Third quarter	Fourth quarter
Year ended December 25, 2010:
Net sales	$557.1	$565.1	$523.2	$655.0
Gross margin	372.9	383.5	346.4	431.4
Net income	47.1	57.9	39.9	80.7
Basic earnings per share	0.75	0.92	0.64	1.29
Diluted earnings per share	0.73	0.90	0.62	1.26
Dividends declared per share	0.25	0.25	0.25	0.30
Composite stock price range:
High	49.51	54.15	44.27	50.46
Low	41.44	36.19	36.12	43.32
Close	47.77	40.09	44.04	48.21
Year ended December 26, 2009:
Net sales	$462.8	$524.7	$514.0	$626.0
Gross margin	302.7	348.8	341.6	415.9
Net income	25.6	33.1	32.3	84.1
Basic earnings per share	0.41	0.53	0.52	1.34
Diluted earnings per share	0.41	0.52	0.50	1.31
Dividends declared per share	0.22	0.22	0.22	0.25
Composite stock price range:
High	24.75	27.63	40.94	50.20
Low	10.91	15.80	25.01	37.49
Close	16.72	26.24	38.74	47.14
Certain items impacting quarterly comparability for 2010 and 2009 were as follows:

•
Pretax re-engineering and impairment costs of $1.6 million, $2.0 million, $0.4 million and $3.6 million were recorded in the first through fourth quarters of 2010, respectively. Pretax re-engineering and impairment costs of $2.7 million, $1.4 million, $2.4 million and $1.5 million were recorded in the first through fourth quarters of 2009, respectively.

•
In the fourth quarter of 2010, the Company recorded a $4.3 million impairment related to certain intangibles and goodwill, associated with a decision by the Company to cease operating its Swissgarde business as an independent entity. In the second quarter of 2009, as a result of interim impairment tests performed, the Company recorded $28.1 million of impairments to goodwill and intangible assets.

•	In the second and fourth quarter of 2009, the Company recorded $10.1 million and $8.9 million, respectively, in insurance gains related to the fire in South Carolina.

•	In the fourth quarter of 2009, the Company recorded a $2.9 million gain from the sale of property in Australia.

•
In the third and fourth quarter of 2009, the Company recorded $4.9 million and $3.5 million, respectively, in foreign currency losses associated with converting cash generated by its Venezuelan business at an exchange rate less favorable than had been recorded in the balance sheet and from translating the year end 2009 Venezuelan balance sheet for the first time at the parallel exchange rate available in that country and not the official exchange rate. See Note 1 to the Consolidated Financial Statements under the caption, Foreign Currency Translation.

Note 19:	Guarantor Information
On June 2, 2011, Tupperware Brands Corporation (the “Company”) completed the sale of $400 million in aggregate principal amount of 4.750% Senior Notes due June 1, 2021 (the “Notes”) at an issue price of 98.989%, pursuant to a purchase agreement, dated as of May 25, 2011, that included the Company and its wholly-owned subsidiary, Dart Industries Inc. (the “Guarantor”).
The Notes were issued under an Indenture, dated as of June 2, 2011 (the “Indenture”), between the Company, the Guarantor and Wells Fargo Bank, N.A. (the “Trustee”). As security for its obligations under the guarantee for the Notes, the Guarantor has granted a security interest in certain "Tupperware" trademarks and service marks. The guarantee and the lien securing the guarantee may be released under certain circumstances specified in the Indenture, and the Notes are fully and unconditionally guaranteed by the Guarantor.
Condensed consolidating financial information as of December 25, 2010 and December 26, 2009 and for the years ended December 25, 2010, December 26, 2009 and December 27, 2008 for Tupperware Brands Corporation (the "Parent"), Dart Industries Inc. (the "Guarantor") and all other subsidiaries (the "Non-Guarantors") is as follows. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent and Guarantor of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation. Note that there are certain entities within the Non-Guarantors classification which the Parent owns directly.

Condensed Consolidating Balance Sheet

	December 25, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$20.0	$52.2	$176.5	$—	$248.7
Accounts receivable, net	—	—	181.9	—	181.9
Inventories	—	—	279.1	—	279.1
Deferred income tax benefits, net	58.5	—	60.0	(40.0)	78.5
Non-trade amounts receivable, net	—	0.7	38.7	—	39.4
Intercompany receivables	693.7	2,370.2	776.9	(3,840.8)	—
Prepaid expenses and other current assets	1.2	2.0	18.4	—	21.6
Total current assets	773.4	2,425.1	1,531.5	(3,880.8)	849.2

Deferred income tax benefits, net	53.8	187.8	150.3	(0.6)	391.3
Property, plant and equipment, net	—	21.1	236.9	—	258.0
Long-term receivables, net	—	0.1	22.7	—	22.8
Trademarks and tradenames	—	—	170.2	—	170.2
Other intangible assets, net	—	—	10.2	—	10.2
Goodwill	—	2.9	281.2	—	284.1
Investments in subsidiaries	2,495.5	1,592.2	—	(4,087.7)	—
Intercompany notes receivable	239.5	518.9	1,538.3	(2,296.7)	—
Other assets, net	54.7	7.8	29.2	(61.7)	30.0
Total assets	$3,616.9	$4,755.9	$3,970.5	$(10,327.5)	$2,015.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$—	$—	$153.1	$—	$153.1
Short-term borrowings and current portion of long-term debt and capital lease obligations	—	—	1.9	—	1.9
Intercompany payables	1,967.0	1,462.1	411.7	(3,840.8)	—
Accrued liabilities	24.0	119.7	295.9	(94.2)	345.4
Total current liabilities	1,991.0	1,581.8	862.6	(3,935.0)	500.4

Long-term debt and capital lease obligations	405.0	—	21.8	—	426.8
Intercompany notes payable	385.1	1,153.1	758.5	(2,296.7)	—
Other liabilities	46.0	19.1	241.8	(8.1)	298.8

Shareholders' equity	789.8	2,001.9	2,085.8	(4,087.7)	789.8
Total liabilities and shareholders' equity	$3,616.9	$4,755.9	$3,970.5	$(10,327.5)	$2,015.8

Condensed Consolidating Balance Sheet

	December 26, 2009
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$9.4	$103.0	$—	$112.4
Accounts receivable, net	—	—	181.0	—	181.0
Inventories	—	—	265.5	—	265.5
Deferred income tax benefits, net	60.1	—	50.0	(38.6)	71.5
Non-trade amounts receivable, net	4.9	3.1	71.8	(38.8)	41.0
Intercompany receivables	354.1	1,582.8	769.5	(2,706.4)	—
Prepaid expenses and other current assets	1.3	0.3	23.8	—	25.4
Total current assets	420.4	1,595.6	1,464.6	(2,783.8)	696.8

Deferred income tax benefits, net	47.7	158.1	154.0	(0.6)	359.2
Property, plant and equipment, net	—	21.8	232.8	—	254.6
Long-term receivables, net	—	0.1	22.5	—	22.6
Trademarks and tradenames	—	—	163.6	—	163.6
Other intangible assets, net	—	—	13.6	—	13.6
Goodwill	—	2.9	272.6	—	275.5
Investments in subsidiaries	2,252.4	1,455.9	—	(3,708.3)	—
Intercompany notes receivable	81.0	472.0	1,208.5	(1,761.5)	—
Other assets, net	55.1	16.9	22.4	(61.5)	32.9
Total assets	$2,856.6	$3,723.3	$3,554.6	$(8,315.7)	$1,818.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$—	$2.7	$138.0	$—	$140.7
Short-term borrowings and current portion of long-term debt and capital lease obligations	—	—	1.9	—	1.9
Intercompany payables	1,160.3	1,110.6	435.5	(2,706.4)	—
Accrued liabilities	19.8	123.9	305.6	(131.4)	317.9
Total current liabilities	1,180.1	1,237.2	881.0	(2,837.8)	460.5

Long-term debt and capital lease obligations	405.0	—	21.2	—	426.2
Intercompany notes payable	587.0	621.5	553.0	(1,761.5)	—
Other liabilities	46.8	28.3	227.4	(8.1)	294.4

Shareholders' equity	637.7	1,836.3	1,872.0	(3,708.3)	637.7
Total liabilities and shareholders' equity	$2,856.6	$3,723.3	$3,554.6	$(8,315.7)	$1,818.8

Consolidating Statement of Income

	Year Ended December 25, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$2,303.6	$(3.2)	$2,300.4
Other revenue	—	56.9	16.0	(72.9)	—
Cost of products sold	—	16.1	826.2	(76.1)	766.2
Gross margin	—	40.8	1,493.4	—	1,534.2

Delivery, sales and administrative expense	17.7	49.1	1,126.3	—	1,193.1
Re-engineering and impairment charges	—	—	7.6	—	7.6
Impairment of goodwill and intangible assets	—	—	4.3	—	4.3
Gains on disposal of assets including insurance recoveries, net	—	—	0.2	—	0.2
Operating (loss) income	(17.7)	(8.3)	355.4	—	329.4

Interest income	2.3	32.5	7.8	(40.1)	2.5
Interest expense	28.6	10.4	30.4	(40.1)	29.3
Income from equity investments in subsidiaries	253.8	272.5	—	(526.3)	—
Other expense	—	—	2.9	—	2.9
Income before income taxes	209.8	286.3	329.9	(526.3)	299.7
Provision for income taxes	(15.8)	27.1	62.8	—	74.1
Net income	$225.6	$259.2	$267.1	$(526.3)	$225.6

Consolidating Statement of Income

	Year Ended December 26, 2009
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$2,132.2	$(4.7)	$2,127.5
Other revenue	—	98.1	8.0	(106.1)	—
Cost of products sold	—	8.0	821.3	(110.8)	718.5
Gross margin	—	90.1	1,318.9	—	1,409.0

Delivery, sales and administrative expense	19.0	47.7	1,052.4	—	1,119.1
Re-engineering and impairment charges	—	—	8.0	—	8.0
Impairment of goodwill and intangible assets	—	—	28.1	—	28.1
Gains on disposal of assets including insurance recoveries, net	—	—	21.9	—	21.9
Operating (loss) income	(19.0)	42.4	252.3	—	275.7

Interest income	2.6	24.4	6.9	(31.0)	2.9
Interest expense	32.4	13.0	17.2	(31.0)	31.6
Income from equity investments in subsidiaries	206.3	175.2	—	(381.5)	—
Other (income) expense	(0.1)	(0.3)	10.3	—	9.9
Income before income taxes	157.6	229.3	231.7	(381.5)	237.1
Provision for income taxes	(17.5)	23.2	56.3	—	62.0
Net income	$175.1	$206.1	$175.4	$(381.5)	$175.1

Consolidating Statement of Income

	Year Ended December 27, 2008
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total

Net sales	$—	$—	$2,165.7	$(3.9)	$2,161.8
Other revenue	—	50.7	6.7	(57.4)	—
Cost of products sold	—	6.7	818.7	(61.3)	764.1
Gross margin	—	44.0	1,353.7	—	1,397.7

Delivery, sales and administrative expense	9.7	50.1	1,101.2	—	1,161.0
Re-engineering and impairment charges	—	—	9.0	—	9.0
Impairment of goodwill and intangible assets	—	—	9.0	—	9.0
Gains on disposal of assets including insurance recoveries, net	—	2.9	22.0	—	24.9
Operating (loss) income	(9.7)	(3.2)	256.5	—	243.6

Interest income	4.5	28.9	62.1	(90.7)	4.8
Interest expense	80.4	16.0	36.0	(90.7)	41.7
Income from equity investments in subsidiaries	216.3	202.7	—	(419.0)	—
Other expense	0.1	0.5	4.2	—	4.8
Income before income taxes	130.6	211.9	278.4	(419.0)	201.9
Provision for income taxes	(30.8)	8.8	62.5	—	40.5
Net income	$161.4	$203.1	$215.9	$(419.0)	$161.4

Condensed Consolidating Statement of Cash Flows

	Year Ended December 25, 2010
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$437.3	$(428.9)	$299.3	$(8.2)	$299.5

Investing Activities:
Capital expenditures	—	(4.8)	(51.3)	—	(56.1)
Proceeds from disposal of property, plant and equipment	—	—	10.0	—	10.0
Return of capital	45.0	—	—	(45.0)	—
Net cash provided by (used in) investing activities	45.0	(4.8)	(41.3)	(45.0)	(46.1)

Financing Activities:
Dividend payments to shareholders	(63.2)	—	—	—	(63.2)
Dividend payments to parent	—	—	(13.2)	13.2	—
Proceeds from exercise of stock options	16.8	—	—	—	16.8
Repurchase of common stock	(62.5)	—	—	—	(62.5)
Repayment of long-term debt and capital lease obligations	—	—	(2.2)	—	(2.2)
Net change in short-term debt	—	—	0.2	—	0.2
Excess tax benefits from share-based payment arrangements	7.0	—	—	—	7.0
Net intercompany notes (receivables) payables	(360.4)	485.8	(120.4)	(5.0)	—
Return of capital to parent	—	—	(45.0)	45.0	—
Net cash (used in) provided by financing activities	(462.3)	485.8	(180.6)	53.2	(103.9)
Effect of exchange rate changes on cash and cash equivalents	—	(9.3)	(3.9)		(13.2)
Net change in cash and cash equivalents	20.0	42.8	73.5	—	136.3
Cash and cash equivalents at beginning of year	—	9.4	103.0	—	112.4
Cash and cash equivalents at end of period	$20.0	$52.2	$176.5	$—	$248.7

Condensed Consolidating Statement of Cash Flows

	Year Ended December 26, 2009
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$218.9	$(34.4)	$340.3	$(273.9)	$250.9

Investing Activities:
Capital expenditures	—	(4.7)	(41.7)	—	(46.4)
Proceeds from disposal of property, plant and equipment	—	—	8.8	—	8.8
Proceeds from insurance recoveries	—	—	10.7		10.7
Return of capital	56.1	—	—	(56.1)	—
Net cash provided by (used in) investing activities	56.1	(4.7)	(22.2)	(56.1)	(26.9)

Financing Activities:
Dividend payments to shareholders	(55.0)	—	—	—	(55.0)
Dividend payments to parent	—	(70.4)	(144.5)	214.9	—
Proceeds from exercise of stock options	39.4	—	—	—	39.4
Repurchase of common stock	(83.2)	—	—	—	(83.2)
Repayment of long-term debt and capital lease obligations	(140.0)	—	(1.8)	—	(141.8)
Net change in short-term debt	(1.9)	8.7	(8.7)		(1.9)
Excess tax benefits from share-based payment arrangements	14.7	—	—	—	14.7
Net intercompany notes (receivables) payables	(49.0)	100.3	(110.3)	59.0	—
Return of capital to parent	—	—	(56.1)	56.1	—
Net cash (used in) provided by financing activities	(275.0)	38.6	(321.4)	330.0	(227.8)
Effect of exchange rate changes on cash and cash equivalents	—	(2.2)	(6.4)	—	(8.6)
Net change in cash and cash equivalents	—	(2.7)	(9.7)	—	(12.4)
Cash and cash equivalents at beginning of year	—	12.1	112.7	—	124.8
Cash and cash equivalents at end of period	$—	$9.4	$103.0	$—	$112.4

Condensed Consolidating Statement of Cash Flows

	Year Ended December 27, 2008
(In millions)	Parent	Guarantor	Non-Guarantors	Eliminations	Total
Operating Activities:
Net cash provided by (used in) operating activities	$92.0	$(151.2)	$171.5	$18.7	$131.0

Investing Activities:
Capital expenditures	—	(7.1)	(47.3)	—	(54.4)
Proceeds from disposal of property, plant and equipment	—	2.2	4.3	—	6.5
Proceeds from insurance recoveries	—	—	8.8		8.8
Net cash used in investing activities	—	(4.9)	(34.2)	—	(39.1)

Financing Activities:
Dividend payments to shareholders	(54.4)	—	—	—	(54.4)
Dividend payments to parent	—	—	(81.3)	81.3	—
Proceeds from exercise of stock options	24.6	—	—	—	24.6
Proceeds from payments of subscriptions receivable	1.8	—	—	—	1.8
Repurchase of common stock	(22.7)	—	—	—	(22.7)
Repayment of long-term debt and capital lease obligations	(20.0)	—	(1.5)	—	(21.5)
Net change in short-term debt	(0.4)	1.4	(3.5)	—	(2.5)
Excess tax benefits from share-based payment arrangements	8.2	—	—	—	8.2
Net intercompany notes (receivables) payables	(29.3)	158.4	(29.1)	(100.0)	—
Net cash (used in) provided by financing activities	(92.2)	159.8	(115.4)	(18.7)	(66.5)
Effect of exchange rate changes on cash and cash equivalents	—	0.1	(3.4)	—	(3.3)
Net change in cash and cash equivalents	(0.2)	3.8	18.5	—	22.1
Cash and cash equivalents at beginning of year	0.2	8.3	94.2	—	102.7
Cash and cash equivalents at end of period	$—	$12.1	$112.7	$—	$124.8

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Shareholders of Tupperware Brands Corporation
In our opinion, the consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and comprehensive income and cash flows listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Tupperware Brands Corporation and its subsidiaries at December 25, 2010 and December 26, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 25, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing in Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Orlando, Florida
February 22, 2011 except for Note 16, as to which the date is May 24, 2011 and except for Note 19, as to which the date is November 1, 2011.